-------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER


                            dated January 20, 2003:


                             FOR THE ACQUISITION OF


                               CAMINUS CORPORATION


                                       BY


                            SUNGARD DATA SYSTEMS INC.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
Section 1:        THE OFFER.......................................................................................2
   1.1        Conduct of the Offer................................................................................2
   1.2        Company Actions.....................................................................................4
   1.3        Directors...........................................................................................5

Section 2:        MERGER TRANSACTION..............................................................................6
   2.1        Merger of Acquisition Sub into the Company..........................................................6
   2.2        Effect of the Merger................................................................................6
   2.3        Closing; Effective Time.............................................................................6
   2.4        Certificate of Incorporation and Bylaws; Directors and Officers.....................................7
   2.5        Conversion of Shares................................................................................7
   2.6        Surrender of Certificates; Stock Transfer Books.....................................................8
   2.7        Shares Subject to Appraisal Rights..................................................................9
   2.8        Further Action.....................................................................................10

Section 3:        REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................................10
   3.1        Organization.......................................................................................10
   3.2        Capital Stock and Ownership........................................................................11
   3.3        Financial and Corporate Records....................................................................12
   3.4        Compliance with Law................................................................................12
   3.5        SEC Filings........................................................................................12
   3.6        Assets.............................................................................................13
   3.7        Obligations........................................................................................13
   3.8        Operations Since September 30, 2002................................................................13
   3.9        Tangible Property..................................................................................15
   3.10       Real Property......................................................................................15
   3.11       Environmental......................................................................................15
   3.12       Software and Other Intangibles.....................................................................15
   3.13       Contracts..........................................................................................18
   3.14       Employees and Independent Contractors..............................................................19
   3.15       Employee Benefit Plans.............................................................................19
   3.16       Intentionally Omitted..............................................................................20
   3.17       Taxes..............................................................................................21
   3.18       Proceedings and Judgments..........................................................................22
   3.19       Insurance..........................................................................................22
   3.20       Questionable Payments..............................................................................22
   3.21       Related Party and Affiliate Transactions...........................................................23
   3.22       Effect of Agreement; Inapplicability of Anti-takeover Statutes.....................................23
   3.23       Section 203 of the DGCL Not Applicable.............................................................23
   3.24       Vote Required......................................................................................23
   3.25       Non-Contravention; Consents........................................................................23
   3.26       Fairness Opinion...................................................................................24
   3.27       Financial Advisory and Other Fees..................................................................24
   3.28       Financial Advisory Agreements......................................................................25
   3.29       Full Disclosure....................................................................................25

Section 4:        REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB...................................26
   4.1        Due Organization...................................................................................26

                                                                                                               Page
                                                                                                               ----
   4.2        Authority; Binding Nature of Agreement.............................................................26
   4.3        Non-Contravention; Consents........................................................................26
   4.4        Disclosure.........................................................................................26
   4.5        Funds..............................................................................................26
   4.6        Warranty Disclaimer................................................................................27

Section 5:        CERTAIN COVENANTS OF THE COMPANY...............................................................27
   5.1        Access and Investigation...........................................................................27
   5.2        Operation of the Company's Business................................................................27
   5.3        No Solicitation....................................................................................30
   5.4        Certain Resolutions................................................................................33

Section 6:        ADDITIONAL COVENANTS OF THE PARTIES............................................................33
   6.1        Stockholder Approval; Proxy Statement..............................................................33
   6.2        Regulatory Approvals...............................................................................34
   6.3        Stock Options......................................................................................34
   6.4        Employee Benefits..................................................................................35
   6.5        Indemnification of Officers and Directors..........................................................36
   6.6        Additional Agreements..............................................................................37
   6.7        Disclosure.........................................................................................37
   6.8        Resignation of Officers and Directors..............................................................38
   6.9        General Cooperation................................................................................38
   6.10       Section 16 Matters.................................................................................38

Section 7:        CONDITIONS PRECEDENT TO THE MERGER.............................................................38
   7.1        Stockholder Approval...............................................................................38
   7.2        No Restraints......................................................................................38
   7.3        Consummation of Offer..............................................................................38

Section 8:        TERMINATION....................................................................................38
   8.1        Termination........................................................................................38
   8.2        Effect of Termination..............................................................................40
   8.3        Expenses; Termination Fees.........................................................................41

Section 9:        MISCELLANEOUS PROVISIONS.......................................................................43
   9.1        Amendment..........................................................................................43
   9.2        Waiver.............................................................................................43
   9.3        No Survival of Representations and Warranties......................................................43
   9.4        Entire Agreement; Counterparts; No Third Party Beneficiaries.......................................43
   9.5        Applicable Law; Jurisdiction.......................................................................43
   9.6        Headings...........................................................................................44
   9.7        Attorneys' Fees....................................................................................44
   9.8        Assignability......................................................................................44
   9.9        Notices............................................................................................44
   9.10       Cooperation........................................................................................44
   9.11       Severability.......................................................................................45
   9.12       Interpretation of Representations..................................................................45
   9.13       Reliance by Parent and Acquisition Sub.............................................................45
   9.14       Bankruptcy Qualification...........................................................................45
   9.15       Construction.......................................................................................45

EXHIBITS
         Exhibit A        --     Definitions
         Exhibit B        --     List of Persons Entering into Tender and Voting Agreement
         Annex I          --     Conditions of the Offer

COMPANY DISCLOSURE LETTER
         Section 3.1      --     Organization
         Section 3.2      --     Capital Stock and Ownership
         Section 3.5      --     SEC Filings
         Section 3.6      --     Assets
         Section 3.7      --     Obligations
         Section 3.8      --     Operations Since September 30, 2002
         Section 3.10     --     Real Property
         Section 3.11     --     Environmental
         Section 3.12     --     Software and Other Intangibles
         Section 3.15     --     Employee Benefit Plans
         Section 3.17     --     Taxes
         Section 3.18     --     Proceedings and Judgments
         Section 3.19     --     Insurance
         Section 3.21     --     Related Party and Affiliate Transactions
         Section 3.25     --     Non-Contravention; Consents
         Section 5.2(b)   --     Operation of the Company's Business During
                                 the Pre-Closing Period
         Section 6.3(b)   --     Assumed Option Exchange Ratio

                          AGREEMENT AND PLAN OF MERGER

PARTIES:                   CAMINUS CORPORATION
                           a Delaware corporation (the "Company")
                           825 Third Avenue
                           New York, NY  10022


                           SUNGARD DATA SYSTEMS INC.
                           a Delaware corporation ("Parent")
                           1285 Drummers Lane
                           Suite 300
                           Wayne, PA  19087


                           RAPID RESOURCES INC.
                           a Delaware corporation ("Acquisition Sub")
                           1285 Drummers Lane
                           Suite 300
                           Wayne, PA  19087


DATE:                      JANUARY 20, 2003

                                   BACKGROUND

     A. The respective boards of directors of Parent, Acquisition Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and provisions of and subject to the conditions set forth in this Agreement.

     B. It is proposed that Acquisition Sub make a cash tender offer (the "Offer") to acquire all of the outstanding shares of common stock, $.01 par value per share of the Company ("Company Common Stock") for $9.00 per share (such amount, or any greater per share amount paid pursuant to the Offer, subject to Section 1.1(e), being the "Per Share Amount"), upon the terms and provisions of and subject to the conditions of this Agreement.

     C. In furtherance of the acquisition of the Company by Parent, the respective boards of directors of Parent, Acquisition Sub and the Company have each approved a merger (the "Merger") of Acquisition Sub with and into the Company, with the Company as the surviving corporation, upon the terms and provisions of and subject to the conditions set forth in this Agreement.

     D. By resolutions duly adopted, the board of directors of the Company has, in light of and subject to the terms and conditions hereof: (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders; and (ii) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares pursuant to the Offer and adopt this Agreement.

     E. In order to induce Parent and Acquisition Sub to enter into this Agreement and to consummate the transactions contemplated hereby, concurrently with the execution and delivery of this Agreement certain of the stockholders, executive officers and directors of the

Company set forth on Exhibit B hereto are executing a tender and voting agreement in favor of Parent and Acquisition Sub (the "Tender and Voting Agreement").

     F. Capitalized terms used herein shall have the meanings set forth in Exhibit A hereto.

     INTENDING TO BE LEGALLY BOUND, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:

                              Section 1: THE OFFER

     1.1 Conduct of the Offer.

         (a) Provided that this Agreement shall not have been terminated in accordance with Section 8 hereof and that none of the events or circumstances set forth in Annex I shall have occurred or exist (excluding the events or circumstances set forth in paragraph "(a)" in Annex I), as promptly as practicable (and in any event not later than ten (10) business days after the date of this Agreement, provided that the Company has, within a reasonable time prior theretofore, provided Parent with the information about the Company required to be included in the Offer Statement (defined below)), Acquisition Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

         (b) Subject to the terms and conditions of the Offer and this Agreement, Acquisition Sub shall accept for payment all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable Law and shall pay for such shares promptly thereafter (and in any event in compliance with Rule 14e-1(c) under the Exchange
Act). The obligation of Acquisition Sub to accept for payment and to pay for any shares of Company Common Stock tendered pursuant to the Offer shall be subject to (i) the condition that there shall be validly tendered and not withdrawn a number of shares of Company Common Stock that (including the shares tendered under the Tender and Voting Agreement) immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer ("Parent-Owned Shares"), represents at least a majority of the Fully Diluted Number of Company Shares (the "Minimum Condition") and (ii) the other conditions set forth in Annex I. Acquisition Sub expressly reserves the right at its sole discretion to increase the initial Per Share Amount, to waive (in whole or in part) any of the conditions of the offer set forth in Annex I or to make any other changes in the terms and conditions of the Offer; provided that without the prior written consent of the Company: (i) the Minimum Condition may not be amended or waived;
(ii) no change may be made that changes the form of consideration to be paid, that reduces the Per Share Amount or that changes the number of shares of Company Common Stock sought in the Offer, or imposes conditions to the Offer in addition to the Minimum Condition and the conditions set forth in Annex I; (iii) except as provided in Section 1.1(c), no change may be made that extends the expiration date of the Offer beyond the initial expiration date of the Offer, and (iv) no change may be made that amends any other terms of the Offer in a manner adverse to the holders of the Company Common Stock. Simultaneously with the acceptance for payment of any shares in the Offer, Parent shall cause Acquisition Sub to deposit with the Paying Agent immediately available cash funds sufficient to pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

         (c) The Offer shall initially be scheduled to expire 20 business days following the date of the commencement thereof. Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties' respective termination rights under Section 8.1, (i) if, at any then-scheduled expiration date, any of the conditions to the Offer have not been satisfied or waived, Acquisition Sub shall be entitled to extend the Offer for such amount of time as is reasonably necessary to cause such conditions to the Offer to be satisfied; (ii) Acquisition Sub may, without the consent of the Company or any other Person (A) extend the Offer (one or more times) for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer and (B) if the sum of (1) the number of shares of Company Common Stock that shall have been validly tendered and not withdrawn pursuant to the Offer (other than shares tendered by guaranteed delivery where actual delivery has not occurred) as of the scheduled or extended expiration date of the Offer, plus (2) the number of Parent-Owned Shares as of such date, represents more than a majority of the Fully Diluted Number of Company Shares but less than 90% of the Fully Diluted Number of Company Shares as of such date, extend the Offer (one or more times) for an aggregate additional period of not more than 20 business days; (iii) Acquisition Sub may, without the consent of the Company or any other Person, elect to provide for a subsequent offering period (and one or more extensions thereof) pursuant to, and in accordance with the terms of, Rule 14d under the Exchange Act; and (iv) if, at any then-scheduled expiration date any of the conditions to the Offer have not been satisfied or waived, Acquisition Sub shall, if the Company so requests in writing, extend the Offer for 10 business days.

         (d) On the date of commencement of the Offer, Parent and Acquisition Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which will contain or incorporate by reference the offer to purchase shares of Company Common Stock pursuant to the Offer (the "Offer Statement") and form of the related letter of transmittal and (ii) cause the Offer Statement and related documents to be disseminated to holders of shares of Company Common Stock in accordance with applicable federal securities laws. Parent and Acquisition Sub agree that they shall use all reasonable efforts to cause the Schedule TO and all exhibits, amendments or supplements thereto (which together constitute the "Offer Documents") to comply in all material respects with the Exchange Act, the Securities Act and the rules and regulations thereunder and other applicable Law. Each of Parent, Acquisition Sub and the Company agrees to use all reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer and to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Acquisition Sub agree to take all steps necessary to cause the Offer Documents as supplemented or amended to correct such information to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Acquired Companies and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(d). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any amendment thereto) prior to the filing thereof with the SEC. Parent and Acquisition Sub agree to provide the Company and its counsel with any comments Parent, Acquisition Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

         (e) If, between the date of this Agreement and the date on which any particular share of Company Common Stock is accepted for payment pursuant to the Offer, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Amount shall be appropriately adjusted to reflect such change or transaction.

     1.2 Company Actions.

         (a) The Company hereby approves and consents to the Offer and represents that its board of directors, at a meeting duly called and held, has by the unanimous vote of all directors of the Company (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the Delaware General Corporation Law ("DGCL"), (iii) declared that this Agreement is advisable, (iv) resolved to recommend that stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, to the extent necessary under applicable law to accomplish the Merger, adopt this Agreement (the recommendation of the Company's board of directors that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and adopt this Agreement being referred to as the "Company Board Recommendation"), and (v) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Law, including, without limitation, Section 203 of the DGCL, that might otherwise apply to the Offer or the Merger or any of the other transactions contemplated by this Agreement. Subject to Section 5.3: (A) the Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents; and (B) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent or Acquisition Sub, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub shall be adopted or proposed.

         (b) As promptly as practicable on the day that the Offer is commenced, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer Statement and related documents) disseminate to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") that shall reflect, subject to Section 5.3, the Company Board Recommendation. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Law. Each of Parent, Acquisition Sub and the Company agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as supplemented or amended to correct such information to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment thereto) prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

         (c) The Company will, or will cause its transfer agent to, promptly furnish Parent and Acquisition Sub with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or Acquisition Sub may reasonably request in connection with the Offer and the Merger. Parent and Acquisition Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver to the Company or destroy, and will use their reasonable efforts to cause their agents to deliver to the Company or destroy, all copies and any extracts or summaries from such information then in their possession or control.

     1.3 Directors.

         (a) Effective upon the acceptance for payment of any shares of Company Common Stock pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's board of directors that equals the product of (i) the total number of directors on the Company's board of directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) a fraction whose numerator is the aggregate number of shares of Company Common Stock then beneficially owned by Parent or Acquisition Sub (including shares of Company Common Stock accepted for payment pursuant to the Offer), and whose denominator is the total number of shares of Company Common Stock then outstanding, and the Company shall take all commercially reasonable actions necessary to cause Parent's designees to be elected or appointed to the Company's board of directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, to the extent requested by Parent, the Company will also use all commercially reasonable actions to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Company's board of directors and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as individuals designated by Parent represent on the board of directors of the Company. Notwithstanding the provisions of this
Section 1.3, the parties hereto shall use their respective commercially reasonable efforts to cause at least two of the members of the Company's board of directors, at all times prior to the Effective Time, to be individuals who were directors of the Company and were not officers or employees of the Company or any of its Subsidiaries on the date hereof (the "Continuing Directors"); provided, however, that if at any time prior to the Effective Time there shall be in office only one Continuing Director for any reason, the Company's board of directors shall cause a person who is not an officer or employee of the Company or any of its Subsidiaries designated by the remaining Continuing Director to fill such vacancy (and such person shall be deemed to be a Continuing Director for all purposes of this Agreement), and if at any time prior to the Effective Time no Continuing Directors then remain, the other directors of the Company then in office shall use reasonable efforts to designate two persons to fill such vacancies who are not officers or employees or affiliates of the Company, its Subsidiaries, Parent or Acquisition Sub or any of their respective affiliates (and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement).

         (b) The Company's obligations to appoint Parent's designees to the Company's board of directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 of the Exchange Act require in order to fulfill its obligations under this Section, so long as Parent shall have provided to the Company on a timely basis the information with respect to Parent and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 of the Exchange Act. The provisions of this Section 1.3 are in addition to and shall not limit any rights which Acquisition Sub, Parent or any of their affiliates may have as a holder or beneficial owner of shares of Company Common Stock as a matter of applicable law with respect to the election of directors or otherwise.

         (c) Following the election or appointment of Parent's designees pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors or if there shall only be one, of a Continuing Director, shall be required to authorize (and such authorization shall constitute the authorization of the Company's board of directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Company's board of directors, any extension of time for performance of any obligation or action hereunder by Parent or Acquisition Sub requiring the consent of the Company, any waiver of compliance by the Company of any of the agreements or conditions contained herein for the benefit of the Company or its stockholders, any required or permitted consent or action by the board of directors of the Company hereunder and any other action of the Company hereunder which adversely affects the holders of shares of Company Common Stock (other than Parent or Acquisition Sub); provided, that, if for any reason there shall be no Continuing Directors and the Company has used commercially reasonable efforts to appoint Continuing Directors but has been unable after a reasonable period of time to find suitable candidates willing to serve, such actions may be effected by majority vote of the entire board of directors of the Company.

                         Section 2: MERGER TRANSACTION

     2.1 Merger of Acquisition Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, the separate existence of Acquisition Sub shall cease and the Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Acquisition Sub shall become debts, liabilities, obligations and duties of the Surviving Corporation.

     2.3 Closing; Effective Time. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 8 hereof, the consummation of the Merger (the "Closing") shall take place at the New York offices of Blank Rome LLP, at 10:00 a.m., New York City time, on a date to be designated by Parent (the "Closing Date"), which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), unless another date, time or place is agreed to in writing by the parties hereto. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware, or at such later time as is specified in the certificate of merger (the "Effective Time").

     2.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

         (a) subject to Section 6.5(a), the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the certificate of incorporation of Acquisition Sub as in effect immediately prior to the Effective Time until thereafter changed or amended in accordance with the provisions thereof and applicable law;

         (b) subject to Section 6.5(a), the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Acquisition Sub as in effect immediately prior to the Effective Time until thereafter changed or amended in accordance with the provisions thereof and applicable law;

         (c) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Acquisition Sub immediately prior to the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be; and

         (d) the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are officers of the Company immediately prior to the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     2.5 Conversion of Shares.

         (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any stockholder of the Company:

              (i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

              (ii) any shares of Company Common Stock, if any, then held by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

              (iii) except as provided in clauses "(i)" and "(ii)" above and subject to Sections 2.5(b), 2.5(c) and 2.7, each share of Company Common Stock then outstanding shall be converted into the right to receive the Per Share Amount (the "Merger Consideration"), without interest; and

              (iv) each of the shares of the common stock, $0.01 par value per share, of Acquisition Sub then outstanding shall be converted into one share of Company Common Stock.

         (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted to reflect such change or transaction.

         (c) If, any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the Merger Consideration payable with respect thereto will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

     2.6 Surrender of Certificates; Stock Transfer Books.

         (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the "Paying Agent") for the holders of shares of Company Common Stock to receive the funds to which holders of such shares shall become entitled pursuant to Section 2.5. Such funds shall be invested by the Paying Agent as directed by the Parent or the Surviving Corporation. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of shares of Company Common Stock.

         (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.5, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate formerly evidencing shares of Company Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Acquisition Sub that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this
Section 2.6(b), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate. If any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Certificate.

         (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Body), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

         (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the shares of Company Common Stock shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Law.

         (e) Each of the Surviving Corporation, Parent and Acquisition Sub shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the consideration otherwise payable in the Merger to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to Taxes. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

     2.7 Shares Subject to Appraisal Rights.

         (a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the provisions of Section 262 of the DGCL are or, prior to the Effective Time become, applicable to the Merger, any shares of Company Common Stock that, as of the Effective Time, are held by holders who have as of the Effective Time preserved appraisal rights under Section 262 of the DGCL with respect to such shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.5(a), and the holder or holders of such shares shall be entitled only to such rights as may be provided to such holder or holders pursuant to Section 262 of the DGCL; provided, however, that if such appraisal rights shall not be perfected or the holders of such shares shall otherwise lose their appraisal rights with respect to such shares, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such rights, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the Merger Consideration in accordance with Section 2.5(a).

         (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

     2.8 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Acquisition Sub, in the name of the Company and otherwise) to take such action.

            Section 3: REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Company Disclosure Letter, the Company represents and warrants as follows (it being acknowledged that disclosure in the Company Disclosure Letter with respect to any particular Section of the Agreement shall be deemed disclosure with respect to each other Section of the Agreement only if the applicability of such disclosure to the subject matter of such other Section is reasonably clear on its face):

     3.1 Organization. Except as set forth on Section 3.1 of the Company Disclosure Letter, each of the Company and its Subsidiaries is a corporation, company or limited liability company, as applicable, duly organized, validly existing and in good standing under the Law of the jurisdiction of its formation. Each of the Company and its Subsidiaries possesses the full corporate, company or limited liability company power and authority to own its Assets and to conduct its business as and where presently conducted. Except as set forth on Section 3.1 of the Company Disclosure Letter, each of the Company and its Subsidiaries is duly qualified or registered to do business in each jurisdiction where such qualification or registration is required by applicable Law, except where the failure to be so qualified or registered would not have a Material Adverse Effect. Except as set forth on Section 3.1 of the Company Disclosure Letter, the Company has no Subsidiaries and does not own any securities of any corporation or any other interest in any Person. None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future equity or similar investment in or capital contribution to any other Person. Accurate and complete copies of articles or certificates of incorporation, bylaws and other organization and related documents of the Company, each as amended to date and all Contracts relating to the acquisition of each of the Acquired Companies have been delivered to Parent. Accurate and complete copies of articles or certificates of incorporation, bylaws and other organization and related documents, each as amended to date, of the Company's Subsidiaries have been made available to Parent.

     3.2 Capital Stock and Ownership.

         (a) As of January 15, 2003, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, of which 16,782,306 shares were issued and outstanding as of that date and of which 2,900,055 shares were held by Company in its treasury as of that date. The Company is the sole record and beneficial owner of all of the shares of capital stock or other equity interest of each of its Subsidiaries and it has good and marketable title to such shares, free and clear of any Encumbrances other than Permitted Encumbrances. There are no shares of Company Common Stock held by any of the Company's Subsidiaries. Except as set forth in Section 3.2 of the Company Disclosure Letter and except in respect of the Company Options: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Contract to which the Company or the Company's Subsidiaries is a party or by the Company or any of the Company's Subsidiaries or any of their business or Assets is bound relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Company or the Company's Subsidiaries is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock. Except as set forth in Section 3.2 of the Company Disclosure Letter, since January 1, 2002, the Company has not repurchased, redeemed or otherwise acquired any shares of Company Common Stock.

         (b) As of January 9, 2003: (i) 1,176,828 shares of Company Common Stock are subject to issuance pursuant to the exercise of outstanding options (not including shares subject to issuance pursuant to the Company's 1999 Employee Stock Purchase Plan); (ii) up to 300,000 shares of Company Common Stock are subject to issuance pursuant to the current (and only ) outstanding offering under the Company's 1999 Employee Stock Purchase Plan (the offering period of which expires on January 31, 2003); and (iii) 2,647,515 shares of Company Common Stock are reserved for future grants of options pursuant to the Company's 1998 Stock Incentive Plan, 1999 Employee Stock Purchase Plan, 1999 Stock Incentive Plan and 2001 Non-Officer Employee Stock Incentive Plan (the "Company's Stock Option Plans"). (Stock options granted by the Company pursuant to the Company's Stock Option Plans and non-plan grants are referred to in this Agreement as "Company Options.") Section 3.2 of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan pursuant to which such Company Option was granted (or whether such option was a non-plan grant); (ii) the name of the optionee; (iii) the number of shares of Company Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedules, and the extent to which such Company Option is vested and exercisable as of the date set forth in the Company Disclosure Letter; and (vii) the date on which such Company Option expires. The Company has delivered to Parent and Acquisition Sub accurate and complete copies of all stock option plans pursuant to which Company has ever granted stock options, and the forms of all stock option agreements evidencing such options.

         (c) Except for the Company Options and obligations arising under the Option Tender Offer, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Company (or any of the Company's Subsidiaries); (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Company (or any of the Company's Subsidiaries); or
(iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Company (or any of the Company's Subsidiaries) is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. All of the issued and outstanding shares of capital stock of each of the Company and the Company's Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable, with no liability attaching to the ownership thereof. All issuances and grants of all outstanding Company Options, and all offerings, sales and issuances by the Company and each of the Company's Subsidiaries of any shares of capital stock, including the Company Common Stock, were conducted in compliance with all applicable Law and all requirements set forth in all applicable Contracts.

     3.3 Financial and Corporate Records. The Company has delivered to Parent an accurate and complete list, as of the date of the Agreement, of all bank accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes of each of the Acquired Companies, and the names of all officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.

     3.4 Compliance with Law. Except as specifically disclosed in the Company SEC Documents, the operations of each of the Acquired Companies, the conduct of the business of each of the Acquired Companies, as and where such business has been or presently is conducted, and the ownership, possession and use of the Assets of each of the Acquired Companies have complied (in each case since the date on which the respective Acquired Companies were formed or acquired by the Company and, to the knowledge of the Company, at any time prior to such date) and currently do comply with all applicable Laws, in all material respects, including without limitation, SOX. From January 1, 2001 through the date of this Agreement, none of the Company or its Subsidiaries has received any notice from any Governmental Body regarding any actual or possible material violation of, or material failure to comply with, any Law.

     3.5 SEC Filings.

         (a) The Company has made available to Parent and Acquisition Sub accurate and complete copies of all registration statements, definitive proxy statements and other statements, reports, schedules, forms and other documents (and all amendments or supplements thereto) filed by Company with the SEC since January 27, 2000 (the "Company SEC Documents"). Except as set forth in Section
3.5 of the Company Disclosure Letter, all statements, reports, schedules, forms and other documents required to have been filed by Company with the SEC since January 27, 2000 have been so filed and in a timely manner. As of the time it was filed with the SEC (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) including, without limitation, with the provisions of SOX; and (ii) except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) Except to the extent stated therein, the consolidated financial statements (including any related notes) contained in the Company SEC Documents:
(i) when filed,
complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) when filed, were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments), and
(iii) fairly present in all material respects the consolidated financial position of Company as of the respective dates thereof and the consolidated results of operations and cash flows of Company for the periods covered thereby (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments). The unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2002 included in the Company's Quarterly Report for the quarter ended September 30, 2002 is sometimes referred to as the "Latest Balance Sheet".

         (c) The Company has and will have in place the "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act. The Company's "disclosure controls and procedures" are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

     3.6 Assets. As of the date of this Agreement, each of the Company and its Subsidiaries has good and marketable title to all of its respective Assets reflected on the Latest Balance Sheet (other than Assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet) and has the right to transfer all rights, title and interest in such Assets, free and clear of any Encumbrance other than (i) Encumbrances set forth in the Latest Balance Sheet or otherwise disclosed in the Company SEC Reports, (ii) Permitted Encumbrances, or (iii) Encumbrances set forth in Section 3.6 of the Company Disclosure Letter. Each of the Acquired Companies has all material Assets necessary to operate, or which are material to the operation of, its respective business as currently conducted.

     3.7 Obligations. As of the date of this Agreement, except as set forth in
Section 3.7 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any Obligations of a type required by GAAP to be reflected on a consolidated balance sheet of the Company or in the notes thereto other than (i) Obligations reflected on the Latest Balance Sheet or in the notes thereto; (ii) Obligations that have been incurred by the Acquired Companies since the date of the Latest Balance Sheet and not in breach of any of the representations and warranties made in Section 3.8.

     3.8 Operations Since September 30, 2002. Except as set forth in Section 3.8 of the Company Disclosure Letter, from September 30, 2002 and on or prior to the date of this Agreement:

         (a) No event has occurred, and no circumstance has arisen, that alone or in combination with any other events or circumstances, had or would reasonably be expected to have a Material Adverse Effect;

         (b) None of the Acquired Companies has incurred any Obligation, acquired or disposed of any business or Assets, or entered into any Contract (other than customer Contracts) or other transaction, involving an amount exceeding $200,000 in any single case;

         (c) None of the Acquired Companies has sold, issued or granted, or authorized the issuance of, (A) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options),
(B) any option, warrant or right to acquire any capital stock or any other security (except for Company Options described in Section 3.2 of the Company Disclosure Letter, and Company Options issued pursuant to Section 5.2(b)(ii) or
(C) any instrument convertible into or exchangeable for any capital stock or other security;

         (d) Neither the Company nor any of its Subsidiaries has: (i) entered into a Specified Contract, except in the ordinary course of business and consistent with past practices, (ii) adopted or entered into any new Employee Benefit Plan, or modified or waived any right under any existing Employee Benefit Plan or any Contract or award under any existing Employee Benefit Plan, except to comply with Law or otherwise in the ordinary course of business and consistent with past practices, (iii) participated in any merger, consolidation, reorganization, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, (iv) acquired the business or any bulk assets of any other Person,
(v) completely or partially liquidated or dissolved, (vi) terminated any part of their respective material businesses, (vii) changed any of their methods of accounting or accounting practices in any material respect, other than to comply with applicable laws or GAAP, (viii) made any material Tax election, or (ix) commenced or settled any material Proceeding.

         (e) Neither the Company nor any of its Subsidiaries has: (i) redeemed, retired or purchased, or created, sold, granted or issued any capital stock or other security, any options, warrants or other Contracts or Contract Rights with respect to, any shares of capital stock or other securities, or created, sold, granted or issued any stock options, stock appreciation rights, phantom shares or other similar rights (except for Company Options described in Section 3.2 of the Company Disclosure Letter, Company Options issued pursuant to Section 5.2(b)(ii) and the issuance of Company Common Stock upon the valid exercise of Company Options); (ii) declared, accrued, set aside or paid any dividend or made any distribution with respect to any shares of capital stock (other than transactions between or among the Company and its Subsidiaries); (iii) formed any subsidiary or acquired any equity or other interest in any Person; (iv) amended their respective articles or certificates of incorporation or formation, bylaws or other organization documents; (v) bought, sold or engaged in any other transaction involving capital stock of Parent, other securities of Parent or any equity interests in Parent, other than the Merger; or (vi) entered into any Contract that commits or committed any of them to take any action or omit to take any action that would constitute a breach of any of the provisions of this Agreement.

         (f) There has been no termination, cancellation or material curtailment of the business relationship of the Company or any of its Subsidiaries with any customer or supplier or group of affiliated customers or suppliers which individually or in the aggregate would result in a Material Adverse Effect nor has there been any written notice of intent to so terminate, cancel or materially curtail which would have such a Material Adverse Effect. For purposes of this Section

3.8(f), "curtailment" as it applies to customers shall mean that (a) a customer reduces the level of purchases from what it had been purchasing prior to September 30, 2002 or (b) a customer is contractually obligated to purchase at a certain level, but cancels or reduces below that level.

     3.9 Tangible Property. All material Tangible Property of each of the Acquired Companies, wherever located, is, in the aggregate, (i) suitable, in all material respects, for the uses for which it is employed and (ii) in satisfactory operating condition (except for ordinary wear and tear).

     3.10 Real Property. Neither the Company nor any of its Subsidiaries owns any Real Property. Section 3.10 of the Company Disclosure Letter is a list of all Real Property leased by any of the Acquired Companies as of the date of this Agreement ("Company Real Property"). All of the Company Real Property is sufficient, in all material respects, for the current operations of the Acquired Companies.

     3.11 Environmental. Except as set forth in Section 3.11 of the Company Disclosure Letter, the Company and its Subsidiaries are in compliance, in all material respects, with applicable Environmental Laws, including, without limitation, holding all material permits and authorizations required pursuant to such laws for the ownership and operation of its business as currently conducted and compliance, in all material respects, with the terms thereof, and the Company has no knowledge of any facts or circumstances that would prevent, interfere with, or materially increase the cost of maintaining such compliance in the future. Neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substance on, under, from or at any of the Company Real Property other than in a manner that would not require remediation pursuant to applicable Environmental Laws, (ii) any knowledge of the presence of any Hazardous Substances that have been released by them into the environment on, under or at any of the Company Real Property other than that which would not require remediation pursuant to Environmental Laws, or (iii) received any written notice
(A) of any material violation of any Environmental Laws by them that has not been resolved, (B) of the institution or pendency of any material suit, action, claim, proceeding or investigation by any Governmental Body or any third party against them in connection with any such violation, (C) requiring the response to or remediation of a release of Hazardous Substances by them at or arising from any of the Company Real Property, (D) alleging non-compliance by the Company or any of its Subsidiaries with the terms of any Permit required under any Environmental Laws in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment by them of a material amount for response to or remediation of a release of Hazardous Substances at or arising from any of the Company Real Property. To the knowledge of the Company, none of the Acquired Companies has ever owned any Real Property. The Company has provided to Parent all material assessments, reports, data, results of investigations or audits, and other material information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company or any of its Subsidiaries with any Environmental Laws.

     3.12 Software and Other Intangibles.

         (a) Section 3.12(a) of the Company Disclosure Letter contains an accurate and complete list of all (i) Software owned or purported to be owned (by inclusion in Section 3.12(a) of the Company Disclosure Letter) by any of the Acquired Companies and material Software developed or under development by any of the Acquired Companies (collectively, "Owned Company Software"); (ii) material Software which is licensed, marketed, supported, maintained or used by the Acquired Companies (other than Commercially Available Software and the Owned Company Software); and (iii) all material names, material corporate names, material fictitious names, material trade names, material trademarks, material trademark applications, material service marks, material service mark applications, material brand names, material product names, and material slogans, material patents, material patent applications, material copyrights, material copyright applications, material trademarkable designs and material logos that are owned, marketed, licensed, supported, maintained, or used by the Company and its Subsidiaries (such Software and Intangibles described in subsections (i), (ii) and (iii) above and Commercially Available Software collectively referred to herein as the "Company Intangibles"). Except for Commercially Available Software and the Software and Intangibles as set forth in Section 3.12(a) of the Company Disclosure Letter, no other Software or Intangibles (other than trade secrets and know-how) are currently used in a material manner to operate the business of any of the Acquired Companies.

         (b) At least one of the Acquired Companies has (i) good and valid title to, and has the full right to use, all of the Company Intangibles that are owned or purported to be owned (by inclusion in Section 3.12(a) of the Company Disclosure Letter) by any of the Acquired Companies (collectively, "Owned Company Intangibles"), (ii) the full right to use all other Company Intangibles (other than Commercially Available Software), in all material respects, as necessary to currently operate the Company's business and (iii) to Company's knowledge, the full right to use all Commercially Available Software, as materially necessary to currently operate the Company's business in each case free and clear of any Encumbrance (except for Permitted Encumbrances). Except as set forth in Section 3.12(b) of the Company Disclosure Letter, no rights of any third party are materially necessary to market, license, sell, modify, update, and/or create derivative works for the Owned Company Intangibles.

         (c) Except as set forth in Section 3.12(c) of the Company Disclosure Letter, the Company has historically used its commercially reasonable efforts
(i) to have all of the Owned Company Intangibles created as a work for hire (as defined under U.S. copyright law) by regular full time employees of the Acquired Companies or (ii) to the extent that any author or developer of the Acquired Companies was not a regular full-time employee of the Acquired Companies at the time such Person contributed to any Owned Company Intangibles, to have such author or developer irrevocably assign to Company in writing all copyrights and other proprietary rights in such Person's work with respect to such Owned Company Intangibles.

         (d) With respect to the Owned Company Software (i) the Acquired Companies maintain machine-readable master-reproducible copies, source code listings, technical documentation and online user documentation for the most current releases or versions thereof and for all earlier material releases or versions thereof currently being supported by them; (ii) in each case, the machine-readable copy substantially conforms to the corresponding source code listing; (iii) it can be reasonably maintained and modified by reasonably competent programmers familiar with the relevant language, hardware and operating systems; and (iv) in each case, it operates in accordance with the relevant online documentation, in all material respects, therefor without material operating defects.

         (e) (i) None of the Owned Company Intangibles and, to the knowledge of the Company, none of the other Company Intangibles (other than Commercially Available Software) or their respective past or current uses, including the preparation, distribution, marketing or licensing thereof, has violated or infringed upon, or is violating or infringing upon, any Software, technology, patent, copyright, trade secret or other Intangible of any Person, in a material manner; (ii) none of the Owned Company Intangibles and, to the knowledge of the Company, no other Company Intangibles (other than Commercially Available Software) is subject to any material Judgment; (iii) no Proceeding is pending or, to the knowledge of the Company, is threatened, in writing, nor has any written claim or demand been made, which challenges or challenged the legality, validity, enforceability, use or exclusive ownership by Company of any of the Owned Company Intangibles in a material way; and (iv) to the knowledge of the Company, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the Company Intangibles (other than Commercially Available Software), in a material way.

         (f) Each of the Acquired Companies has taken commercially reasonable steps (in accordance with Software and data processing industry standards) to maintain the confidentiality of all of its trade secrets with respect to the Company Intangibles.

         (g) Any license, sublicense or other Contract covering or relating to any Company Intangible is legal, valid, binding, enforceable and in full force and effect, in all material respects, and, except as set forth in Section 3.12(g) of the Company Disclosure Letter, upon consummation of the transactions contemplated hereby, will continue to be legal, valid, binding, enforceable and in full force and effect, in all respects, on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby, except where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. None of the Acquired Companies is in breach of or default under, any license, sublicense or other Contract covering or relating to any Company Intangible or has performed any act or omitted to perform any act which, with notice or lapse of time or both, will become or result in a violation, breach or default thereunder, except in each case for those breaches or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Proceeding is pending or, to the knowledge of the Company, is being or has been threatened in writing nor has any claim or demand been made, in writing, which challenges the legality, validity, enforceability or ownership of any license, sublicense or other Contract covering or relating to any Company Intangible, in any material manner.

         (h) To the Company's knowledge, none of the Software or other Intangibles listed or required to be listed in Section 3.12 of the Company Disclosure Letter is owned by or registered in the name of any current or former owner, shareholder, member, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of any of the Acquired Companies (or any of their respective affiliates or predecessors) nor does any such Person have any material interest therein or material right thereto, including the right to royalty payments.

         (i) Except as disclosed in Section 3.12(i) of the Company Disclosure Letter, except with respect to demonstration or trial copies, no portion of any Owned Company Intangibles and, to the knowledge of the Company, no portion of any other Company Intangibles (other than Commercially Available Software) contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware, or data without the consent of the user.

         (j) Except as disclosed in Section 3.12(j), there is no material governmental prohibition or restriction on the use of any of the Owned Company Intangibles in the United States, United Kingdom or Canada or, to Company's knowledge, in any other jurisdiction or on the export of any of the Owned Company Intangibles from the United States, United Kingdom or Canada to any other jurisdiction or, to Company's knowledge, the import from the United States, United Kingdom, or Canada to any other jurisdiction.

         (k) Except as disclosed in Section 3.12(k) of the Company Disclosure Letter, to the Company's knowledge, (i) at least one of the Acquired Companies is the sole owner of, and has good and marketable title to, and all right, title and interest in and to all material databases created by the Company that is used in and related to the Company's business, free and clear of any material Encumbrance (other than Permitted Encumbrances); (ii) no Person other than the Acquired Companies has any material right or interest of any kind or nature in or to such databases; (iii) no Person (A) is materially violating or infringing upon, or has materially violated or infringed upon at any time, any right of the Acquired Companies in or to such databases; or (B) is materially breaching or has breached at any time any material duty, any duty or obligation owed to the Acquired Companies in respect of such databases; and (iv) neither the past nor current use of any such database or the information contained therein in the business of the Acquired Companies (A) has violated or infringed upon, or is violating or infringing upon, the rights of any Person; in any material respect or (B) breaches any duty or obligation owed to any Person; in any material respect or (C) violates the privacy or any Law relating to the privacy of any Person, in any material respect.

     3.13 Contracts. The Company has made available to Parent copies of all of the following types of Contracts to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound as of the date of this Agreement (collectively, the "Specified Contracts"), grouped into the following categories: (a) Software license, remote processing, time sharing, and Software maintenance Contracts, service Contracts and other customer Contracts, excluding purchase orders made in the ordinary course of business which are pursuant to an underlying master Contract; (b) Contracts for the purchase, license, lease and/or maintenance of any Software other than Commercially Available Software;
(c) Contracts for the purchase or lease of Real Property or otherwise concerning Real Property owned or used by any of the Acquired Companies; (d) loan agreements, mortgages, notes, and guarantees; (e) employment Contracts (excluding Contracts which constitute Employee Benefit Plans listed in Section
3.15 of the Company Disclosure Letter, and excluding oral Contracts with employees for "at will" employment); (f) Contracts under which any rights in and/or ownership of any Software product, technology or other Intangible of any of the Acquired Companies, or any prior version thereof, or any part of the customer base, business or Assets of any of the Acquired Companies, or any shares or other ownership interests in any of the Acquired Companies (or any of their predecessors) was acquired; and (g) other material Contracts, including Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, Contracts for the purchase, license, lease and/or maintenance of Commercially Available Software under which any of the Acquired Companies is the purchaser, licensee, lessee or user and consulting and sales representative Contracts (excluding Contracts which constitute Insurance Policies, purchase orders made in the ordinary course of business which are pursuant to an underlying master Contract, and excluding this Agreement and all other Contracts entered into between any of the Acquired Companies and Parent, or among any of the Acquired Companies, Parent and other parties in connection herewith), in each case where a Contract requires payments in excess of $100,000 per year. As of the date of this Agreement, with respect to each of the Contracts to which any of the Acquired Companies is a party or is bound, none of the Acquired Companies is in default thereunder, nor would be in default thereunder with the passage of time, the giving of notice, or both, and, to the knowledge of the Company, none of the other parties to any Specified Contract is in default thereunder or would be in default thereunder with the passage of time, the giving of notice or both, except in each case for those defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Contract to which any of the Acquired Companies is a party or is bound, is in full force and effect in accordance with its terms, except where the failure of any or all of such Contracts to be in full force and effect, individually or in the aggregate, would not reasonably be excepted to have a Material Adverse Effect.

     3.14 Employees and Independent Contractors. The Company has made available to Parent a list of all of the employees of the Company and its Subsidiaries as of the date of this Agreement and (a) their titles or responsibilities; (b) their social security numbers; (c) the dates of hire; (d) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve months; and (e) any outstanding loans or advances made to them. The Company has delivered to Parent a list of all sales representatives and independent contractors engaged by the Acquired Companies and (a) their tax identification numbers and state or country of residence; and (b) their payment arrangements. As of the date of this Agreement, none of the Acquired Companies is a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently being negotiated by or on behalf of any of the Acquired Companies. The Company has historically used commercially reasonable efforts to execute agreements with independent contractors that contain restrictions to protect the proprietary and confidential information of the Acquired Companies and vest in the Acquired Companies the full ownership of items developed by any such contractor. There are no controversies pending or, to the knowledge of the Company, threatened between the Company or its Subsidiaries and any of their respective employees, except for such controversies which have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, none of the Acquired Companies is engaged in any unfair labor practice of any nature. From January 1, 2002 through the date of this Agreement, there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any of the Acquired Companies or any of their employees. As of the date of this Agreement, there is not now pending, and to the knowledge of the Company, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

     3.15 Employee Benefit Plans. Section 3.15 of the Company Disclosure Letter sets forth an accurate and complete list of all Employee Benefit Plans of the Company and its Subsidiaries and their ERISA Affiliates in effect as of the date hereof (collectively referred to as "Company's Employee Benefit Plans"). Except as set forth in Section 3.15 of the Company Disclosure Letter, neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has, as of the date hereof, (a) established, maintained or contributed to (or had the obligation to contribute to) any Employee Benefit Plans, (b) proposed any Employee Benefit Plans which it plans to establish or maintain or to which it plans to contribute, or (c) proposed any changes to any Employee Benefit Plans now in effect. Accurate and complete copies and descriptions of all of the Company's Employee Benefit Plans, all employees affected or covered by Company's Employee Benefit Plans, and all liabilities and obligations thereunder have been made available to Parent and Acquisition Sub. Except as set forth in Section
3.15 of the Company Disclosure Letter, if permitted and/or required by applicable Law, the Company and its Subsidiaries have properly submitted all of Company's Employee Benefit Plans in good faith to the Internal Revenue Service (the "IRS") for its determination letter within the time prescribed therefor under applicable federal regulations. Favorable letters of determination of such tax-qualified status from the IRS have been made available to Parent and Acquisition Sub. With respect to Company's Employee Benefit Plans, the Company and its Subsidiaries will have made, on or before the Closing Date, all payments required to be made by them on or before the Closing Date and will have accrued (in accordance with GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date, so there will not have been, nor will there be, any Accumulated Funding Deficiencies (as defined in Section 302 of ERISA or
Section 412 of the Code) or waivers of such deficiencies. The Company has made available to Parent and Acquisition Sub an accurate and complete copy of the most current Form 5500 and any other form or filing required to be submitted to any Governmental Body with regard to any of Company's Employee Benefit Plans and the most current actuarial report with regard to any of Company's Employee Benefit Plans for which such an actuarial report is required. All of the Company's Employee Benefit Plans are, and have been, operated in material compliance with their provisions and with all applicable Law including ERISA and the Code and the regulations and rulings thereunder. Except as set forth in Section 3.15 of the Company Disclosure Letter, the Company and its Subsidiaries and all fiduciaries of the Company's Employee Benefit Plans have materially complied with the provisions of Company's Employee Benefit Plans and with all applicable Law including ERISA and the Code and the regulations and rulings thereunder. There have been no Reportable Events (as defined in ERISA), and no events described in Sections 4062, 4063 or 4064 of ERISA, with respect to any of the Company's Employee Benefit Plans. There has been no termination or partial termination of any of Company's Employee Benefit Plans other than in accordance with ERISA. There would be no obligation of any of the Company and its Subsidiaries or their ERISA Affiliates under Title IV of ERISA if any of Company's Employee Benefit Plans were terminated as of the Closing Date. None of the Company and its Subsidiaries or their ERISA Affiliates has incurred any withdrawal liability, nor do any of the Company and its Subsidiaries or their ERISA Affiliates have any contingent withdrawal liability, under ERISA to any Multiemployer Plan (as defined in ERISA or the Code). None of the Company and its Subsidiaries or their ERISA Affiliates has incurred any obligation to the Pension Benefit Guaranty Corporation (or any successor thereto), except for routine payments of premiums. Except as set forth in
Section 3.15 of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (x) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from any of the Company or its Subsidiaries under any of Company's Employee Benefit Plans or under any Contract to which any of the Company or its Subsidiaries is a party, (y) increase any benefits otherwise payable under any of Company's Employee Benefit Plans or under any Contract to which any of the Company or its Subsidiaries is a party, or (z) result in the acceleration of the time of payment or vesting of any such benefits to any extent. There are no pending Proceedings that have been asserted or instituted against any of Company's Employee Benefit Plans, the Assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims), and, to the Company's knowledge, there are no facts which could form the basis for any such Proceeding. There are no investigations or audits of any of Company's Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or, to the Company's knowledge, threatened, and, to the Company's knowledge, there are no facts which could form the basis for any such investigation or audit, the results of which would reasonably be expected to be materially adverse to the Acquired Companies. Except as set forth in Section
3.15 of the Company Disclosure Letter, no event has occurred which would constitute a breach of the foregoing representations and which would result in any of the Acquired Companies having an obligation in connection with any Employee Benefit Plan established, maintained, contributed to or to which there has been an obligation to contribute (currently or previously) by it or by any other Entity which, together with any of the Acquired Companies, constitute elements of either (i) a group of trades or businesses under common control (within the meaning of Sections 414(b) of the Code, (ii) a group of trades or businesses under common control (within the meaning of Sections 414(o) of the Code or 4001 of ERISA), (iii) an affiliated service group (within the meaning of
Section 414(m) of the Code), or (iv) another arrangement covered by Section 414(o) of the Code, the results of which would reasonably be expected to have a Material Adverse Effect.

     3.16 Intentionally Omitted.

     3.17 Taxes.

         (a) Except as disclosed in Section 3.17 of the Company Disclosure Letter, (i) each of the Acquired Companies has properly and timely filed all Tax Returns required to be filed by it, all of which were prepared and completed in all material respects in compliance with all applicable Law; (ii) each of the Acquired Companies has properly withheld in all material respects from payments to its employees, agents, representatives, contractors and suppliers all amounts required by Law to be withheld for Taxes; (iii) each of the Acquired Companies has paid all Taxes required to be paid by it, except for any unpaid Taxes for which the Company has made an appropriate reserve on the Latest Balance Sheet; and (iv) there are no agreements or waivers currently in effect that provide for an extension of time for the assessment of any Tax against any of the Acquired Companies.

         (b) Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code or agreed to have Section 34l(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries. None of the Assets of the Company or any of its Subsidiaries is required to be treated as being owned by any other Person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal
Revenue Code of 1954 as formerly in effect.

         (c) Neither the Company nor any of its Subsidiaries (i) is a party to, is bound by or has any Obligation under any Tax sharing agreement or similar agreement or arrangement other than one that is solely between the Company and one or more of its Subsidiaries or (ii) has any liability for Taxes of any party (other than the Company or any of its Subsidiaries) under Treasury Regulation
Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by Contract or otherwise.

         (d) Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, and, the IRS has not proposed any such adjustment or change in accounting method.

         (e) Neither the Company nor any of its Subsidiaries is, or has been, a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         (f) Except for the affiliated group of which the Company is presently a member, the Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, and each of Company's Subsidiaries (other than Altra Software Services, Inc. and its Subsidiaries) has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, except where the Company was the common parent of such affiliated group.

         (g) Neither the Company nor any Subsidiary is a party to any agreement, Contract, arrangement or plan that has resulted, or by reason of the transactions contemplated in this Agreement would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

         (h) Except as set forth in Section 3.17 of the Company Disclosure Letter, there are no material Tax Encumbrances upon any Asset or property of the Company or any of its Subsidiaries except liens for Taxes not yet due and payable.

         (i) Except as set forth in Section 3.17 of the Company Disclosure Letter, no power of attorney currently in force has been granted by the Company or any of its Subsidiaries concerning any Tax matter.

         (j) Neither the Company nor any of its Subsidiaries has made a disclosure on a federal income Tax Return pursuant to Section 6662 of the Code.

         (k) Except as set forth in Section 3.17 of the Company Disclosure Letter, no audits or other administrative Proceedings or court Proceedings are presently pending or, to the knowledge of the Company, threatened with regard to any Taxes or Tax Return of the Company, any of its Subsidiaries or any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary of the Company is a member (other than those being contested in good faith and for which adequate reserves have been established) and, to the knowledge of the Company, no material issues have been raised by any Tax authority in connection with any Tax or Tax Return.

     3.18 Proceedings and Judgments. Except as set forth in the Company SEC Documents and in Section 3.18 of the Company Disclosure Letter, as of the date of this Agreement, there is no pending Proceeding, and, to the knowledge of the Company, no Person has threatened to commence any Proceeding that involves any of the Acquired Companies or any of the Assets owned or used by any of the Acquired Companies, except as have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding and unsatisfied Judgment.

     3.19 Insurance. The Company has made available to Parent copies of all material Insurance Policies as of the date of this Agreement relating to the business, assets and operations of the Acquired Companies. As of the date of this Agreement, each of such Insurance Policies is in full force and effect. Except as set forth in Section 3.19 of the Company Disclosure Letter, from January 1, 2002 through the date of this Agreement, none of the Acquired Companies has received any written notice regarding any actual or threatened (a) cancellation or invalidation of any Insurance Policy, (b) refusal of any coverage or rejection of any material claim under any Insurance Policy, or (c) material adjustment in the amount of the premiums payable with respect to any Insurance Policy. Since January 27, 2000 the Company's directors' and officers' Insurance Policies and other "claims" made Insurance Policies have been in full force and effect during the respective period(s) of coverage.

     3.20 Questionable Payments. To the knowledge of the Company, no current or former director, executive, officer, representative, agent or employee of any of the Acquired Companies (when acting in such capacity or otherwise on behalf of any of the Acquired Companies or any of their predecessors), (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (e) has made at any time since the Formation Date, any false or fictitious entries on the books and records of any of the Acquired Companies; or (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of any of the Acquired Companies; or (g) made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of any of the Acquired Companies.

     3.21 Related Party and Affiliate Transactions. Except as set forth in
Section 3.21 of the Company Disclosure Letter, since the date of Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     3.22 Effect of Agreement; Inapplicability of Anti-takeover Statutes. The Company has the corporate right, power and authority to enter into and to perform its obligations under this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent and Acquisition Sub, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Neither the Company nor any of its Subsidiaries is subject to any "moratorium", "control share", "fair price" or other antitakeover laws and regulations of any state (collectively the "Takeover Laws") that would affect this Agreement or the transactions contemplated hereby. The Company's board of directors has approved the Offer, the Merger and this Agreement and the transactions contemplated hereby or thereby for the purpose of such Takeover Laws. Prior to the execution of the Tender and Voting Agreement, the board of directors of the Company unanimously approved the Tender and Voting Agreement and the transactions contemplated thereby.

     3.23 Section 203 of the DGCL Not Applicable. As of the date hereof and at all times on or prior to the Effective Time, the board of directors of the Company has and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Tender and Voting Agreement and to the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and the Tender and Voting Agreement.

     3.24 Vote Required. If required under applicable Law, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement, approve the Merger or consummate any of the other transactions contemplated by this Agreement.

     3.25 Non-Contravention; Consents. Subject in the case of the Merger to the adoption of this Agreement by the holders of the Company Common Stock (if necessary), neither (i) the execution, delivery or performance of this Agreement, nor (ii) the consummation by the Company of the Offer, the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

         (a) contravene, conflict with or result in a violation of (i) any of the provisions of the articles or certificate of incorporation or formation, bylaws or other charter or organizational documents of any of the Company or its Subsidiaries, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Company or its Subsidiaries;

         (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Offer, the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which any of the

Company or its Subsidiaries, or any of the assets owned or used by any of the Company or its Subsidiaries, is subject, in each case excluding as a result or pursuant to any Excluded Laws;

         (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the Company or its Subsidiaries or that otherwise relates to the business of any of the Company or its Subsidiaries or to any of the assets owned or used by any of the Company or its Subsidiaries, in each case excluding as a result or pursuant to any Excluded Laws;

         (d) except as set forth in Section 3.25 of the Company Disclosure Letter, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Specified Contract to which any of the Company or its Subsidiaries is a party or is bound, or give any Person the right to (i) declare a default (or give rise to any right of termination, amendment, cancellation or acceleration) or exercise any remedy under any such Specified Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Specified Contract, (iii) accelerate the maturity or performance of any such Specified Contract, or (iv) cancel, terminate or modify any term of such Specified Contract, in each case in this clause (d) other than any such matter or matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

         (e) result in the imposition or creation of any material Encumbrance upon or with respect to any Asset owned or used by any of the Company or its Subsidiaries (except Permitted Encumbrances); or

         (f) result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person of any source code for or relating to any past, present or future product of any of the Acquired Companies or any portion or aspect of such source code of any of the Acquired Companies, in each case other than any such matter or matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

     Except as may be required by the Exchange Act and the DGCL, any antitrust law or regulation including the HSR Act and the NASD Bylaws (collectively, the "Excluded Laws"), none of the Company or its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Authority in connection with (x) the execution, delivery or performance of this Agreement by the Company, or (y) the consummation by the Company of the Offer, the Merger or any of the other transactions contemplated by this Agreement.

     3.26 Fairness Opinion. The Company's board of directors has received the written opinion of Banc of America Securities LLC, financial advisor to the Company, dated January 18, 2003, to the effect that as of such date the Per Share Amount is fair to the stockholders of the Company from a financial point of view. The Company has furnished a true and correct copy of said written opinion to Parent.

     3.27 Financial Advisory and Other Fees. Except for Banc of America Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has furnished to Parent accurate and complete copies of all agreements under which all fees, commissions and other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Banc of America Securities LLC.

     3.28 Financial Advisory Agreements. Subject to Section 3.27, none of the Acquired Companies has any obligation or liability of any nature under, or with respect to, any brokerage agreement, finders agreement, placement agency agreement, financial advisory agreement, underwriting agreement or similar agreement.

     3.29 Full Disclosure.

         (a) No representation or warranty by the Company contained in this Agreement or pursuant hereto (including, without limitation, the Company Disclosure Letter) and no statement contained in any document (including, without limitation, financial statements and certificates), or other writings furnished or to be furnished by the Company to Parent or Acquisition Sub or any of their representatives (excluding financial forecasts, and other forward looking projections or information) pursuant to the provisions hereof or identified or referred to in the Company Disclosure Letter contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not false or misleading.

         (b) The copies of documents attached as Schedules to this Agreement or otherwise delivered to Parent in connection with the transactions contemplated hereby (other than financial forecasts and projections) are authentic and complete, in all material respects, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to Parent's understanding thereof in any material respect.

         (c) Subject to Parent's and Acquisition Sub's fulfillment of their respective obligations with respect thereto, the Schedule 14D-9 and the Proxy Statement will contain (and will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable Law and will conform in all material respects with the requirements of the Exchange Act and any other applicable Law, and neither the Schedule 14D-9 nor the Proxy Statement will, at the respective times they are filed with the SEC or published, sent or given to Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is hereby made by the Company with respect to any information supplied by Parent or Acquisition Sub in writing for inclusion in, or with respect to Parent or Acquisition Sub information derived from Parent's public SEC filings which is included or incorporated by reference in, the
Schedule 14D-9 or the Proxy Statement. None of the information supplied or to be supplied in writing by Company for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, any of the Offer Documents will, at the respective times the Offer Documents are filed with the SEC or published, sent or given to Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time the Company becomes aware of any event with respect to the Company, or with respect to any information supplied by the Company for inclusion in any of the Offer Documents, shall occur which is required to be described in an amendment of, or a supplement to, any of the Offer Documents, the Company shall so describe the event to Parent.

               Section 4: REPRESENTATIONS AND WARRANTIES OF PARENT
                               AND ACQUISITION SUB

     Parent and Acquisition Sub represent and warrant to the Company as follows:

     4.1 Due Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2 Authority; Binding Nature of Agreement. Parent and Acquisition Sub have the corporate right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Acquisition Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Acquisition Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against them in accordance with its terms. No vote of the holders of Parent's securities is required to adopt this Agreement, approve the Merger or permit the consummation of any of the other transactions contemplated by this Agreement.

     4.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the Offer or the Merger will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or Acquisition Sub, (b) result in a default by Parent or Acquisition Sub under any Contract to which Parent or Acquisition Sub is a party, except for any default that has not had and will not have a material adverse effect on the ability of Parent and Acquisition Sub to consummate the Offer or the Merger, or
(c) result in a violation by Parent or Acquisition Sub of any order, writ, injunction, judgment or decree to which Parent or Acquisition Sub is subject, except for any violation that has not had and will not have a material adverse effect on the ability of Parent and Acquisition Sub to consummate the Offer or the Merger. Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the DGCL, any antitrust law or regulation (including the HSR Act) and the rules of the NYSE, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Offer or the Merger.

     4.4 Disclosure. None of the information supplied or to be supplied in writing by or on behalf of Parent for inclusion in the Offer Documents will, at the time the Offer Documents are mailed to the stockholders of the Company or at any time between the time the Offer Documents are mailed to the stockholders of the Company and the acceptance of shares of Company Common Stock pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied in writing by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     4.5 Funds. Acquisition Sub has sufficient liquid cash funds available to permit Acquisition Sub to satisfy the obligation to pay for shares of Company Common Stock in the Offer and to pay the Merger Consideration in the Merger.

     4.6 Warranty Disclaimer. Except as specifically set forth in this Agreement, the Company makes no other representations or warranties, whether express or implied.

                  Section 5: CERTAIN COVENANTS OF THE COMPANY

     5.1 Access and Investigation. During the period from the date of this Agreement through the acceptance of shares of Company Common Stock for purchase pursuant to the Offer (the "Pre-Closing Period"), the Company shall, and shall cause the respective Representatives of the Acquired Companies to: (a) provide Parent and Parent's Representatives with reasonable access to the Acquired Companies' Representatives, personnel and Assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; (b) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies and their financial condition, as Parent may reasonably request; (c) provide to Parent all information concerning the Acquired Companies' business that Parent reasonably requests; (d) permit Parent and its Representatives to contact major customers of the businesses of the Acquired Companies; provided, however, that any customer contact shall be coordinated through senior management of the Company (and Company counsel), and the Company shall have the right to approve in advance the script, if any, to be used in connection with such customer contact; and (e) advise Parent of any changes in the shares of Company Common Stock being held in escrow in connection with the acquisition of Altra Software Services, Inc. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by the Company during the Pre-Closing Period with the SEC, and
(ii) all other information concerning its business, properties and personnel as Parent may reasonably request. In addition, the Company shall during the Pre-Closing Period give prompt written notice to Parent, and the Parent shall during the Pre-Closing Period give prompt written notice to the Company, if it becomes aware of (a) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (c) the occurrence of an event or circumstance that could be reasonably expected to make the timely satisfaction of any of the conditions set forth in Annex I impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect, or (d) the commencement of any litigation or Proceeding against or affecting this Agreement, the Offer or the Merger.

     Notwithstanding anything in this Section 5.1 to the contrary, no notice, report or document given pursuant to this Section 5.1 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

     5.2 Operation of the Company's Business.

         (a) During the Pre-Closing Period: (i) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Companies conducts its businesses and operations (A) in the ordinary course consistent with past practices and (B) in compliance in all material respects with all applicable Law and the requirements of all Specified Contracts; (ii) the Company shall use all commercially reasonable efforts to ensure that each of the Acquired Companies preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its existing material relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with any of the Acquired Companies;
(iii) the Company shall keep in full force all insurance policies referred to in
Section 3.19 or comparable replacement or renewal policies; (iv) the Company shall use commercially reasonable efforts to cause to be provided all notices, assurances and support required by any Specified Contract relating to any Software or Intangibles in order to ensure that no condition under such Specified Contract occurs that could result in (A) any transfer or disclosure by any Acquired Company of any source code, or (B) a release from any escrow of any source code that has been deposited or is required to be deposited in escrow under the terms of such Specified Contract; and (v) the Company shall promptly notify Parent of any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement.

         (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not permit any of the other Acquired Companies to, except as set forth in Section 5.2(b) of the Company Disclosure
Letter:

              (i) (A) declare, accrue, set aside or pay any dividend on, or make any other distribution (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a Subsidiary of the Company, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock or other equity interests, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares (other than the valid exercise of Company Options outstanding as of the date of this Agreement or issued pursuant to Section 5.2(b)(ii);

              (ii) sell, issue, grant, pledge or Encumber or authorize the issuance, grant, pledge or Encumbrance of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement, including shares that may be issued pursuant to the Company's 1999 Employee Stock Purchase Plan, and the Company may in the ordinary course of business grant each employee hired during the Pre-Closing Period a Company Option to purchase up to 20,000 shares of Company Common Stock (and the Company may issue shares of Company Common Stock upon the valid exercise of such Company Options); provided, however, that (X) such Company Options, in the aggregate, shall not grant rights to purchase greater than 200,000 shares of Company Common Stock and (Y) any such Company Options shall be issued with an exercise price per share of the higher of $9.00 and the fair market value of a share of Company Common Stock on the date of grant (determined by the closing price of such share on Nasdaq on the date of grant);

              (iii) amend or waive any of its rights under any provision of any of the Company's Stock Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract, in each case with respect to the capital stock of the Company or the Acquired Companies;

              (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

              (v) form any Subsidiary or directly or indirectly acquire any equity or other interest in, or make any other investment in or capital contribution to, any other Entity;

              (vi) make any capital expenditure that would have a material adverse impact on the Acquired Companies. For purposes of this Section 5.2(b)(vi), "material adverse impact on the Acquired Companies" shall mean capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Companies during the Pre-Closing Period, exceed the aggregation of $200,000 for each month during the Pre-Closing Period;

              (vii) except as otherwise permitted by this Section 5.2, enter into or become bound by, or permit any of the material assets owned or used by it to become bound by, any material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any material Contract, in each case other than in the ordinary course of business and consistent with past practices;

              (viii) acquire, lease or license any right or other material asset from any other Person or sell or otherwise dispose of, or lease or license, any material right or other material Asset, including without limitation, any Software or Intangibles of the Acquired Companies to any other Person, except in each case for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices;

              (ix) dispose of or permit to lapse any material rights to the use of any Software or Intangibles of the Acquired Companies, or dispose of or disclose to any Person other than representatives of Parent any material trade secret, formula, process, know-how or other Intangibles not theretofore a matter of public knowledge, except in each case in ordinary course of business and consistent with past practices;

              (x) lend money to any Person, or incur or guarantee any indebtedness, including without limitation, any additional borrowings under any existing lines of credit (except that the Company may make routine borrowings and advancement of expenses in the ordinary course of business and consistent with past practices);

              (xi) (A) except as required to comply with applicable Law, establish, adopt or amend any Employee Benefit Plan, pay, commit to pay or accelerate the payment of any bonus or make, commit to make or accelerate any profit-sharing or similar payment to, or increase or commit to increase the amount of the wages, salary, commissions, fringe benefits, severance, insurance or other compensation or remuneration payable to, any of its directors, officers, employees or consultants, except that the Company may (i) make routine, reasonable salary increases in connection with the Company's customary employee review process, (ii) pay bonus payments in accordance with its established bonus policy which payments have been identified in a Schedule delivered by Company to Parent prior to the date of this Agreement, and (iii) make severance payments to employees terminated or contemplated to be terminated in connection with the transactions contemplated by this Agreement in accordance with its standard severance practices (to the extent the Company uses its commercially reasonable efforts to obtain releases from such employees reasonably acceptable to Parent), or (B) other than as permitted by in Section 5.2(b)(xii), enter into or amend any employment, consulting, severance or similar agreement with any individual other than consulting agreements entered into in the ordinary course of business involving payments in the aggregate for all such consulting agreements not in excess of $50,000 in any month and not with a term in excess of 90 days;

              (xii) hire any employee with an annual base salary in excess of $100,000, or with total annual compensation in excess of $200,000, or promote any employee except in order to fill a position vacated after the date of this Agreement;

              (xiii) make any material change in any method of accounting or accounting practice or policy (including any method, practice or policy relating to Taxes), except as required by any changes in GAAP or as otherwise required by Law;

              (xiv) make or rescind any material Tax election or settle or compromise any material Tax liability of the Company or of any Acquired Company;

              (xv) (A) commence or settle any material Proceeding, or (B) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations reflected or reserved against in the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries (except in the ordinary course of business and consistent with past practices);

              (xvi) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Acquisition Proposal;

              (xvii) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;

              (xviii) enter into any agreement, understanding or commitment that restrains, limits or impedes, in any material respect, the ability of any Acquired Company to compete with or conduct any business or line of business;

              (xix) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries generally;

              (xx) take any action that could be reasonably expected to result in any of the conditions to the Offer set forth in Annex I not being satisfied;

              (xxi) enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices;

              (xxii) acquire, lease or enter into any agreement to acquire or lease any Real Property; or

              (xxiii) agree or commit to take any of the actions described in clauses "(i)" through "(xxii)" of this Section 5.2(b).

     5.3 No Solicitation.

         (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize (and shall use its best efforts not to permit) any affiliate, officer, director, manager or employee of, or any investment banker, attorney or other advisor or representative (collectively, "Representatives") of the Company or any of its Subsidiaries to, (i) solicit, initiate, facilitate or encourage, directly or indirectly, any inquiries relating to, or the submission of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or in connection with any Acquisition Proposal, or furnish to any Person any information or data with respect to or provide access to the properties of the Company or any of its Subsidiaries, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal; provided, that notwithstanding anything to the contrary contained in this Agreement nothing contained in this Section 5.3 or any other provision hereof shall prohibit the Company or the Company's board of directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, provided that Company may not, except as permitted by Section 5.3(b), withdraw or modify, or propose to withdraw or modify, the Company Board Recommendation or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the time of acceptance of Company Common Stock for payment pursuant to the Offer, the Company may furnish information concerning its businesses or its Subsidiaries, properties or assets to any Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) and may negotiate and participate in discussions and negotiations with such Person or group concerning a Superior Proposal (as defined below), provided that such Person or group shall have entered into a confidentiality agreement, the confidentiality provisions of which shall not be materially more favorable to such third party than those provided for in the Confidentiality Agreement (provided that such confidentiality agreement must permit the Company to disclose to Parent all of the information required to be disclosed by the Company to Parent by this Section 5.3) if:

              (x) such Person or group has submitted a Superior Proposal;

              (y) in the good faith opinion of the Company's board of directors, determined only after consulting with independent legal counsel to the Company, the failure to do so would result in a breach of the board's fiduciary duties to the Company's stockholders under applicable law; and

              (z) the Company has notified Parent in writing of its intention to engage in such discussions or negotiations or to provide such confidential information not less than the 24 hours prior to so doing.

     The Company will promptly (but in no case later than 24 hours after receipt thereof) notify Parent in writing of the existence of any proposal, discussion, negotiation or inquiry received by the Company regarding any Acquisition Proposal, and the Company will immediately communicate to Parent the material terms of any proposal, discussion, negotiation or inquiry that it may receive regarding any Acquisition Proposal and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal which was not previously provided to Parent. The Company will keep Parent informed on a prompt basis of the status and details of any such Acquisition Proposal and of any amendments or proposed amendments to any

Acquisition Proposal and of the status of any discussions or negotiations relating to any Acquisition Proposal.

         (b) Except as set forth in this Section 5.3(b), neither the board of directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Acquisition Sub, the Company Board Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement that is entered into in accordance with Section 5.3(a)). Notwithstanding the foregoing, subject to compliance with the provisions of this Section 5.3, prior to the time of acceptance for payment of Company Common Stock pursuant to the Offer, the Company's board of directors, after consulting with independent legal counsel, may withdraw or modify the Company Board Recommendation, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, if the board determines in good faith that the failure to take such action would result in a breach of the board's fiduciary duties to the Company's stockholders under applicable law, provided that in each case the Company has given Parent written notice at least three business days in advance of such action that the board of directors of the Company has received a Superior Proposal that it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal.

         (c) Nothing in this Section 5.3, and no action taken by the board of directors of the Company pursuant to this Section 5.3, will (i) permit the Company to enter into any agreement providing for any transaction contemplated by an Acquisition Proposal (other than a confidentiality agreement to the extent permitted under Section 5.3 hereof) for as long as this Agreement remains in effect or (ii) affect in any manner any other obligation of the Company under this Agreement.

         (d) For purposes of this Agreement, "Acquisition Proposal" means any bona fide offer, proposal or other indication of interest regarding any of the following (other than the transactions provided for in this Agreement involving the Company): (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving the Company or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a significant portion of the assets of the Company and its Subsidiaries, taken as a whole, including, without limitation, any license, lease or other transfer or disposition of all or a significant portion of the Software and Intangibles of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions;
(iii) any purchase of or tender offer or exchange offer for 10% percent or more of the outstanding shares of capital stock of the Company, or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. For purposes of this Agreement, "Superior Proposal" means an unsolicited Acquisition Proposal on terms which the board of directors of the Company determines in good faith, taking into consideration such matters that it deems relevant (including, without limitation, the additional time necessary to consummate the Acquisition Proposal), to be more favorable to the Company's stockholders than the Offer and the Merger (based on advice of the Company's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer), for which financing, to the extent required, is (based upon the advice of the Company's independent financial advisor) reasonably capable of being obtained; provided, however, that for purposes of this definition, "Acquisition Proposal" shall be deemed to refer only to a transaction involving a majority of the outstanding voting securities of the Company or all or substantially all of the assets of the Company.

         (e) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Acquired Companies is a party or under which any of the Acquired Companies has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Proposal or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Companies.

     5.4 Certain Resolutions. The board of directors of the Company or the compensation committee thereof shall pass any necessary resolutions as soon as practicable after the date hereof to provide for the treatment of Company Options as set forth in Section 6.3 of this Agreement.

                 Section 6: ADDITIONAL COVENANTS OF THE PARTIES

     6.1 Stockholder Approval; Proxy Statement.

         (a) If the adoption of this Agreement by the Company's stockholders is required by applicable Law, the Company shall, as promptly as practicable following the date the Acquisition Sub shall accept for payment shares of Company Common Stock, take all action necessary under all applicable Law to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the "Company Stockholders' Meeting"). The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Law.

         (b) If the adoption of this Agreement by the Company's stockholders is required by Law, the Company shall, as soon as practicable following the date the Acquisition Sub shall accept for payment shares of Company Common Stock, prepare and file with the SEC the Proxy Statement and shall use all reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders, as promptly as practicable. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Parent an opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Proxy Statement prior to transmission to the SEC or its staff and shall not transmit any such material to which Parent reasonably objects. If at any time prior to the Company Stockholders' Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare such an amendment or supplement and after obtaining the consent of Parent to such amendment or supplement, shall promptly transmit such amendment or supplement to the Company's stockholders.

         (c) Notwithstanding anything to the contrary contained in this Agreement, if Acquisition Sub shall own by virtue of the Offer or otherwise at least 90% of the outstanding shares of Company Common Stock, the parties shall take all necessary and appropriate action to cause the merger of Acquisition Sub and the Company to become effective as soon as practicable after the expiration date of the Offer (as such expiration date may have been extended in accordance with the terms of this Agreement) without a stockholders' meeting in accordance with Section 253 of the DGCL (a "Short Form Merger").

         (d) Parent agrees to cause all shares of Company Common Stock, if any, owned by Parent or any subsidiary of Parent to be voted in favor of the adoption of the Agreement at the Company Stockholders' Meeting.

     6.2 Regulatory Approvals. Each party shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file any notifications required under any applicable antitrust Laws in connection with the Offer, the Merger or the other transactions contemplated by this Agreement. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (a) give the other party prompt notice of the commencement or threat of commencement of any Proceeding by or before any Governmental Body with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement, (b) keep the other party informed as to the status of any such Proceeding or threat, and
(c) promptly inform the other party of any communication to or from any Governmental Body regarding the Offer, the Merger or any of the other transactions contemplated by this Agreement. Except as may be prohibited by any Governmental Body or by any Law, (y) each party will consult and cooperate with the other, and will consider in good faith the views of the other, in connection with any analysis, appearance, presentation, memorandum, brief, Proceeding under or relating to any foreign, federal or state antitrust or fair trade Law, and
(z) in connection with any such Proceeding, each party will permit authorized Representatives of the other to be present at each meeting or conference relating to any such Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Proceeding. At the request, and only at the request, of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries' ability to operate or retain any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Offer.

     6.3 Stock Options.

         (a) Immediately prior to the Effective Time, each holder of a Company Option will be entitled to receive from the Company, and shall receive, in settlement of each Company Option a "Cash Amount". All Options shall terminate as of the Effective Time. The "Cash Amount" shall be equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option at the Effective Time and (ii) the number of shares subject to such Company Option. Except as provided for in Section 6.3(b) or as may be otherwise agreed to by Parent and the Company, all stock option plans established by the Company or any of its Subsidiaries shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company or any Subsidiary of the Company shall be deleted, terminated and of no further force or effect as of the Effective Time.

         (b) As of the Effective Time, the Surviving Corporation shall continue to be bound by the Company's commitment to issue options pursuant to the Company's Tender Offer Statement on Schedule TO filed with the SEC on October 28, 2002, as amended (the "Option Tender Offer"), it being understood that such options issued pursuant to the Option Tender Offer (hereinafter "Assumed Option") shall be options to purchase shares of Parent common stock $.01 par value per share ("Parent Common Stock"). In furtherance of the foregoing, (i) the number of shares of Parent Common Stock purchasable upon exercise of such Assumed Option shall be equal to the Assumed Option Exchange Ratio (as defined in Section 6.3(b) of the Company Disclosure Letter) multiplied by the number of shares of Company Common Stock which had been purchasable upon exercise of the Company options surrendered in the Option Tender Offer, and (ii) the per share exercise price under each such Assumed Option shall be the closing sale price of a share of Parent Common Stock reported on the New York Stock Exchange on the day on which the Assumed Options are granted pursuant to the Option Tender Offer, and rounding up to the nearest cent. The Parent, Acquisition Sub and the Company has determined that the foregoing conversion formula is reasonable and complies with terms of the Option Tender Offer.

         (c) Prior to the Effective Time, at the request of Parent, the Company shall take all action (including amending any and all of the Company's existing stock option plans and program and any and all stock option agreements) that Parent determines may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this
Section 6.3 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 6.3.

         (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed Options. Parent shall file with the SEC a registration statement on Form S-8 (or any successor form) under the Securities Act or on another appropriate form, reasonably promptly following the Effective Time, with respect to Parent Common Stock subject to the Assumed Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as the Assumed Options remain outstanding and exercisable.

     6.4 Employee Benefits.

         (a) Parent agrees that all employees of the Acquired Companies who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time ("Continuing Employees") shall be eligible to continue to participate in the Surviving Corporation's health and welfare benefit plans; provided, however, that (i) nothing in this
Section 6.4 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan at any time (including as of the Effective Time), and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan, then the Continuing Employees shall be immediately eligible to participate in Parent's health and welfare Plans ("Parent Employee Benefit Plans") to substantially the same extent as similarly situated employees of Parent. Immediately after the Effective Time, the Continuing Employees shall be entitled to participate in a plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code sponsored, maintained or contributed to by Parent or its Subsidiaries (a "Parent 401(k) Plan"). Each Continuing Employee's period of service and compensation history with the Company and the Acquired Companies shall be counted in determining eligibility for, and the amount and vesting of, benefits under each Parent Employee Benefit Plan (including, without limitation, the Parent 401(k) Plan). Each Continuing Employee who participates in a Parent

Employee Benefit Plan that provides health care benefits (whether or not through insurance) shall participate without regard to any waiting period or any condition or exclusion based on pre-existing conditions, medical history, claims experience, evidence of insurability, or genetic factors, and shall receive full credit for any co-payments or deductible payments, or account balances under any cafeteria or flexible spending plan made before the Closing Date. In the event that any Continuing Employee receives an "eligible rollover distribution" (within the meaning of Section 402(c)(4) of the Code) from an Employee Benefit Plan of the Company intended to qualify under Section 401(k) of the Code (a "Company 401(k) Plan"), Parent shall cause a Parent 401(k) Plan to accept a direct rollover of such eligible rollover distribution (including, but not limited to, any portion of such eligible rollover distribution comprised of the outstanding balance of a loan from such Company 401(k) Plan). Nothing in this
Section 6.4(a) or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of the Surviving Corporation and the employment of each Continuing Employee shall be "at will" employment.

         (b) Unless Parent provides written notice otherwise, the Company shall terminate, effective as of the day immediately prior to and contingent upon the Company becoming a member of the same Controlled Group of Corporations (as such term is defined in Section 414(b) of the Code) as Parent (the "401(k) Termination Date"), any Company 401(k) Plan. The Company shall provide Parent evidence that the Company 401(k) Plans have been terminated pursuant to resolutions of the board of directors of the applicable Acquired Company (the form and substance of such resolutions shall be subject to review and approval of Parent) effective as of the 401(k) Termination Date.

     6.5 Indemnification of Officers and Directors.

         (a) All rights to indemnification existing in favor of those Persons who are or have at any time been directors and officers of the Company (the "Indemnified Persons") for their acts and omissions occurring prior to the Effective Time, as provided in the Company's bylaws and certificate of incorporation as in effect as of the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Delaware law for a period of six years from the Effective Time.

         (b) Provided that the officers of the Company as of the date hereof prepare and execute the application with respect thereto, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the Effective Time, a "tail" policy of directors' and officers' liability insurance (the "Tail Policy") covering the period of time from the Effective Time until up to the sixth anniversary of the Effective Time, providing comparable coverage to the existing directors' and officers' liability insurance policy maintained by the Company as of the date hereof; provided, however, that the Surviving Corporation shall not be required to pay an aggregate premium for such Tail Policy in excess of $3 million, and, in the event the aggregate premium for such Tail Policy exceeds $3 million, the Surviving Corporation shall be entitled to alter the terms of such coverage and/or period of such coverage under the Tail Policy to such terms of coverage and/or period of time that can be obtained for an aggregate premium equal to $3 million.

         (c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.5, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.5, and none of the actions described in clause "(i)" or clause "(ii)" shall be taken until such provision is made.

         (d) Parent shall cause the Surviving Corporation to perform all of the Surviving Corporation's obligations under this Section 6.5. The provisions of this Section 6.5 shall be enforceable by each Indemnified Person and his heirs and representatives, and are in addition to and not in substitution for, any other right to indemnification or contribution that such Indemnified Person may have under the certificate of incorporation and bylaws of the Company or the Surviving Corporation, under any acquisition Contract, under the DGCL or otherwise.

     6.6 Additional Agreements.

         (a) Subject to Section 6.6(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 6.6(b), each party to this Agreement (i) shall make all filings and give all notices required to be made and given by such party in connection with the Offer and the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the Offer and the Merger and each of the other transactions contemplated by this Agreement, and
(iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Offer, the Merger or any of the other transactions contemplated by this Agreement. Each party shall promptly deliver to the other parties a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period.

         (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Companies to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Companies to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, Software or Intangible, or to commit to cause any of the Acquired Companies to license or otherwise make available to any Person any technology, Software or Intangible;
(iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Companies to hold separate any assets or operations;
(v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Companies; or (vi) to contest any Proceeding relating to the Offer, the Merger or any of the other transactions contemplated by this Agreement if Parent determines in good faith that contesting such Proceeding might not be in Parent's best interest.

     6.7 Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries or any Representative of any of the Acquired Companies to, make any disclosure to employees of any of the Acquired Companies, to the public or otherwise regarding the Offer, the Merger or any of the other transactions contemplated by this Agreement unless (a) Parent shall have been given the opportunity to review and comment upon such disclosure and shall have approved such disclosure or (b) the Company shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable law.

     6.8 Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent on or prior to the acceptance of shares of Company Common Stock pursuant to the Offer the resignation of each director of each of the Acquired Companies (subject to Section 1.3) and such officers of the Acquired Companies as Parent shall request.

     6.9 General Cooperation. From the date hereof through the Effective Time, the Acquired Companies will use their commercially reasonable good faith efforts to operate their businesses in such a manner as to achieve a smooth transition consistent with the mutual business interests of the Acquired Companies and Parent. In this regard, the Acquired Companies and Parent agree that they will enter into good faith discussions concerning the businesses of the Acquired Companies, including, but not limited to, personnel policies and procedures, and other operational matters.

     6.10 Section 16 Matters. The board of directors of the Company shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of Company Common Stock, Company Options or other equity securities of the Company pursuant to the Offer, the Merger or the other transactions contemplated by this Agreement is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

                 Section 7: CONDITIONS PRECEDENT TO THE MERGER

     The obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     7.1 Stockholder Approval. If required by applicable Law, this Agreement shall have been duly adopted by the Required Company Stockholder Vote.

     7.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal; provided that, subject to Section 6.6(b), in the case of a restraining order, injunction or other order, each of the parties shall have used their commercially reasonable efforts to prevent the entry of any such restraining order, injunction or other order and to appeal as promptly as possible any restraining order, injunction or other order that may be entered.

     7.3 Consummation of Offer. Acquisition Sub shall have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer (the date on which the foregoing occurs referred to as the "Offer Closing Date").

                             Section 8: TERMINATION

     8.1 Termination. This Agreement may be terminated prior to the Offer Closing Date or the Effective Time, as set forth below, for any reason provided below:

         (a) by mutual written consent of Parent and the Company;

         (b) prior to the Effective Time, by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance of shares of Company Common Stock pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal; provided, that in the case of a restraining order, injunction or other order, each of the parties shall have used their commercially reasonable efforts to prevent the entry of any such restraining order, injunction or other order and to appeal as promptly as possible any restraining order, injunction or other order that may be entered;

         (c) prior to the Offer Closing Date, by either Parent or the Company if the Offer shall have expired without the acceptance for payment of shares of Company Common Stock; provided, however, that: (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the acceptance for payment of shares of Company Common Stock pursuant to the Offer is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer; and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) unless the Company shall have made any payment required to be made to Parent pursuant to Section 8.3(a) and shall have paid to Parent the fee, if any, required to be paid to Parent pursuant to
Section 8.3(c);

         (d) prior to the Offer Closing Date, by either Parent or the Company if the acceptance for payment of shares of Company Common Stock pursuant to the Offer shall not have occurred on or prior to the close of business on April 4, 2003; provided, however, that: (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of the acceptance for payment of shares of Company Common Stock pursuant to the Offer by the close of business on April 4, 2003 is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party or a material breach of any representation of warranty by such party at or prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer; and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless the Company shall have made any payment required to be made to Parent pursuant to Section 8.3(a) and shall have paid to Parent the fee, if any, required to be paid to Parent pursuant to
Section 8.3(c);

         (e) prior to the Offer Closing Date, by Parent if a Triggering Event shall have occurred;

         (f) prior to the Offer Closing Date, by Parent if: (i)(x) any representations and warranties of the Company set forth in Section 3.1, 3.2, 3.5(a), 3.5(b), 3.22, 3.23, 3.24, 3.26, 3.27 (first sentence only), 3.28 or
3.29(c) of the Agreement shall not be true and correct in any material respect (determined without regard to any knowledge or materiality qualifications therein), except to the extent such representations and warranties are qualified by a Material Adverse Effect qualification, in which case they shall not be true and correct in any respect, in each case as of the date of this Agreement or as of a date subsequent to the date of this Agreement as if made on such subsequent date (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct in any material respect as of such earlier date, determined without regard to any knowledge or materiality qualifications therein, except to the extent such representations and warranties are qualified by a Material Adverse Effect qualification, in which case they shall not be true and correct in any respect as of such earlier date), or (y) the representations and warranties of the Company set forth in the Agreement shall not be true and correct (determined without regard to any knowledge qualifications or any materiality or Material Adverse Effect qualifications therein), as of the date of this Agreement or as of a date subsequent to the date of this Agreement as if made on such subsequent date (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct as of such earlier date, determined without regard to any knowledge qualifications or any materiality or Material Adverse Effect qualifications therein), except for purposes of this subclause (y), to the extent the failure of such representations or warranties to be true and correct, taken together in their entirety, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) the Company shall not have performed and complied, in all material respects, with each material covenant or agreement contained in the Agreement and required to be performed or complied with by it; provided, however, if such inaccuracy or breach is curable by the Company, then Parent may not terminate this Agreement under this Section 8.1(f) with respect to a particular inaccuracy or breach prior to or during the 10-business day period commencing upon delivery by Parent of written notice to the Company of such inaccuracy or breach, provided the Company continues to exercise commercially reasonable efforts to cure such inaccuracy or breach;

         (g) prior to the Offer Closing Date, by the Company if: (i) any of Parent's representations and warranties contained in this Agreement shall fail to be true and correct as of the date of this Agreement, or as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct as of such earlier date), except where such failure does not have a material adverse effect on the ability of Parent or Acquisition Sub to consummate the Offer or the Merger; or (ii) if Parent shall not have complied with, in all material respects, Parent's covenants contained in this Agreement, except where such noncompliance does not have a material adverse effect on the ability of Parent or Acquisition Sub to consummate the Offer or the Merger; provided, however, if such inaccuracy or breach is curable by Parent, then the Company may not terminate this Agreement under this Section 8.1(g) with respect to a particular inaccuracy or breach prior to or during the 10-business day period commencing upon delivery by the Company of written notice to Parent of such inaccuracy or breach, provided Parent continues to exercise commercially reasonable efforts to cure such inaccuracy or breach;

         (h) prior to the Offer Closing Date, by the Company if the Company has proposed to enter into an agreement with respect to a Superior Proposal or has approved or recommended a Superior Proposal in accordance with Section 5.3, provided that the Company has complied with all of the provisions of Section 5.3, including the notice provisions therein, and that simultaneously with terminating this Agreement the Company makes all payments required to be made to Parent pursuant to Section 8.3; or

         (i) prior to the Offer Closing Date, by Parent if any Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires or agrees to acquire beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Company.

     8.2 Effect of Termination. Except as otherwise provided in Section 8.3(d), in the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that
(i) Section 6.7, this Section 8.2, Section 8.3 and Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the termination of this Agreement shall not relieve any party from any liability for any breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement and (iii) no termination of this Agreement shall in any way affect any of the parties' rights or obligations with respect to any shares of Company Common Stock accepted for payment and paid for pursuant to the Offer prior to such termination.

     8.3 Expenses; Termination Fees.

         (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated; provided, however, that:

              (i) Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, accounting fees, and financial advisory fees, incurred in connection with (A) the filing, printing and mailing of the Offer Documents and the Proxy Statement and any amendments or supplements thereto and (B) the filing of any notice or other document under any applicable antitrust law or regulation; and

              (ii) if this Agreement is terminated by Parent pursuant to Section 8.1(c) (and following the date hereof and prior to the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made), Section 8.1(d) (and following the date hereof and prior to the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made), Section 8.1(e),
Section 8.1(f) or Section 8.1(i), or if this Agreement is terminated by the Company pursuant to Section 8.1(c) (and following the date hereof and prior to the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made), Section 8.1(d) (and following the date hereof and prior to the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made) or Section 8.1(h), then (without limiting any obligation of the Company to pay any fee payable pursuant to Section 8.3(c)), the Company shall make a nonrefundable cash payment to Parent, at the time specified in Section 8.3(b), in an amount equal to the aggregate amount of all reasonable fees and expenses (including all reasonable attorneys' fees, accountants' fees, financial advisory fees and all filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the due diligence review of the Company by Parent, Acquisition Sub and their respective Representatives, the preparation and negotiation of this Agreement and otherwise in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement but which amount in no event shall exceed $500,000.

         (b) In the case of termination of this Agreement by the Company pursuant to Section 8.1(c), Section 8.1(d), Section 8.1(h) or Section 8.1(i), any nonrefundable expense reimbursement payment required to be made pursuant to clause "(ii)" of the proviso to Section 8.3(a) shall be made by the Company prior to the time of such termination if the Company has been advised of such amount or two business days following the time that the Company has been advised of such amount; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(c), Section 8.1(d), Section 8.1(e) or
Section 8.1(f), any nonrefundable expense reimbursement payment required to be made pursuant to clause "(ii)" of the proviso to Section 8.3(a) shall be made by the Company within two business days after such termination if the Company has been advised of such amount or two business days following the time that the Company is advised of such amount.

         (c) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c) or Section 8.1(d) and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, (ii) this Agreement is terminated by Parent pursuant to Section 8.1(e), (iii) this Agreement is terminated by Parent pursuant to Section 8.1(f) and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made and within one year from the date of termination the Company enters into an agreement with respect to, approves, recommends, or consummates, an Acquisition Proposal or agrees or resolves to do any of the foregoing, (iv) this Agreement is terminated by the Company pursuant to Section 8.1(h), or (v) this Agreement is terminated by Parent pursuant to Section 8.1(i) and at or prior to the time of termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, then the Company shall pay to Parent, in cash at the time specified in the next sentence (and in addition to the amounts payable pursuant to Section 8.3(a)), a nonrefundable fee in the amount equal to $4,000,000 (the "Termination Fee"). In the case of termination of this Agreement by the Company pursuant to Section 8.1(c) or Section 8.1(d), the Termination Fee shall be paid by the Company prior to the time of such termination; in the case of termination of this Agreement by Parent pursuant to Section 8.1(c), Section 8.1(d), Section 8.1(e) or Section 8.1(i), the Termination Fee shall be paid by the Company within two business days after such termination; in the case of termination of this Agreement by Parent pursuant to Section 8.1(f), the Termination Fee shall be paid by the Company within two business days after the earlier of such date as the Company enters into an agreement with respect to, approves, recommends, or consummates, an Acquisition Proposal or agrees or resolves to do any of the foregoing; and in the case of termination of this Agreement by the Company pursuant to Section 8.1(h), the Termination Fee shall be paid by the Company at or prior to the time of such termination. Notwithstanding the foregoing, no Termination Fee shall be required to be paid pursuant to clause (i) or (v) of the first sentence of this
Section 8.3(c) if, within five business days after the Acquisition Proposal shall have been publicly disclosed, announced or commenced or publicly or non-publicly submitted, made or communicated to the Company's board of directors, the Company's board of directors (A) determines that such Acquisition Proposal does not constitute a Superior Proposal, (B) so notifies, in writing, Parent and the Person or Persons that made the Acquisition Proposal and (C) in the case of an Acquisition Proposal that has been publicly disclosed, within five business days thereafter files with the SEC, and mails to the Company's stockholders, a supplement to the Company's Schedule 14d-9 describing such determination and reaffirming the Company's recommendation of the Offer and the Merger, provided, however, that if at any time prior to the date one year after the date of any such termination pursuant to Section 8.1(c), Section 8.1(d) or
Section 8.1(i), the Company enters into an agreement with respect to, approves or recommends or consummates, an Acquisition Proposal, or agrees or resolves to do any of the foregoing, the Company shall pay the Termination Fee required pursuant to this Section 8.3(c).

         (d) If the Company fails to pay when due any amount payable under this
Section 8.3, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the "prime rate" (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid. Payment of the Termination Fee and expense reimbursement, if any, as the case may be, shall be Parent's and Acquisition Sub's exclusive remedy for any termination of this Agreement in accordance with this Section 8, and there shall be no further liability to the Company as a result of such termination, except in all cases in the event of (i) fraud or (ii) an intentional or willful breach of this Agreement by the Company or its Representatives.

                      Section 9: MISCELLANEOUS PROVISIONS

     9.1 Amendment. Subject to Section 1.3, this Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.2 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger; provided however that this Section 9.3 shall not limit any covenant or agreement of the parties hereto which by its terms provides for performance after the Effective Time or after termination of this Agreement.

     9.4 Entire Agreement; Counterparts; No Third Party Beneficiaries. This Agreement (together with the Company Disclosure Letter) and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the confidentiality provisions of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for Indemnified Persons pursuant to Section 6.5 hereof.

     9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof or any other jurisdiction. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware (and agrees not to commence any such action except in such courts) and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in such court has been brought in an inconvenient forum;
(b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.9.

     9.6 Headings. The section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning of this Agreement.

     9.7 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     9.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder maybe assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect; provided, further, that Parent may assign this Agreement to any direct or indirect subsidiary of Parent, but any such assignment shall not relieve Parent of any of its obligations hereunder. Other than Section 6.5 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by the Indemnified Parties), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any assignment prohibited under this Section 9.8 shall be null and void.

     9.9 Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement, or in connection with the transactions contemplated hereby and thereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the business day after it is sent (as evidenced by the receipt of the personal delivery service); (b) if mailed by certified or registered mail return receipt requested, four (4) business days after the aforesaid mailing;
(c) if delivered by overnight courier (with all charges having been prepaid), on the second business day after it is sent (as evidenced by the receipt of the overnight courier service of recognized standing); or (d) if delivered by facsimile transmission, on the business day of such delivery if confirmed within 48 hours thereafter by a signed original sent in one of the manners set forth in
(a) through (c) above. If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 9.9), or the refusal to accept same, the notice shall be deemed received on the business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable: (i) if to Parent or Acquisition Sub: at Parent's address stated on page one of this Agreement to the attention of General Counsel (fax # 610-341-8115), with a copy sent simultaneously to the same address, to the attention of its Chief Financial Officer (fax # 610-341-8851) and (ii) if to Company, to the address stated on page one of this Agreement to the attention of the President and CEO (fax #212-893-8747), with a copy to Irell & Manella LLP, 1800 Avenue of the Stars, Suite 900, Los Angeles, California 90067, Attention: Anthony T. Iler, Esq. (fax # 310-203-7199).

     9.10 Cooperation. Each party to this Agreement agrees to reasonably cooperate with the other parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

     9.11 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     9.12 Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied.

     9.13 Reliance by Parent and Acquisition Sub. Notwithstanding the right of Parent and Acquisition Sub to investigate the business, Assets and financial condition of the Acquired Companies, and notwithstanding any knowledge obtained or obtainable by Parent and Acquisition Sub as a result of such investigation, Parent and Acquisition Sub have the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by Company in this Agreement or pursuant hereto.

     9.14 Bankruptcy Qualification. Each representation or warranty made in or pursuant to this Agreement regarding the enforceability of any Contract shall be qualified to the extent that such enforceability may be affected by bankruptcy, insolvency and other similar Laws or equitable principles (but not those concerning fraudulent conveyance) generally affecting creditors' rights and remedies.

     9.15 Construction.

         (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

         (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

         (c) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Annexes" are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                                     SUNGARD DATA SYSTEMS INC.


                                                     By:
                                                        -----------------------
                                                        Name:
                                                        Title:


                                                     RAPID RESOURCES INC.


                                                     By:
                                                        -----------------------
                                                        Name:
                                                        Title:


                                                     CAMINUS CORPORATION



                                                     By:
                                                        -----------------------
                                                        Name:
                                                        Title:

                                    EXHIBIT A

                                   DEFINITIONS

     For purposes of the Agreement (including this Exhibit A, Exhibit B and Annex I):

     401(k) Termination Date shall have the meaning set forth in Section 6.4(b) of this Agreement.

     Acquired Companies shall mean the Company and each of its Subsidiaries; except that, for purposes of Section 3 of this Agreement, "Acquired Companies" shall also be deemed to include any Entity that has been merged into or consolidated with the Company or any Subsidiary of the Company or any predecessor Entity of the Company or any Subsidiary of the Company.

     Acquisition Proposal shall have the meaning set forth in Section 5.3(d) of this Agreement.

     Agreement shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

     Annexes shall have the meaning set forth in Section 9.15(c) of this Agreement.

     Asset shall mean any real, personal, mixed, tangible or intangible property of any nature, including cash on hand, cash in bank or other accounts, readily marketable securities, other cash-equivalent liquid assets of any nature, prepayments, deposits, escrows, accounts receivable (or other receivable), Tangible Property, Real Property, Software, Contract Rights, Intangibles and goodwill, and claims, causes of action and other legal rights and remedies.

     Assumed Options shall have the meaning set forth in Section 6.3(b) of this Agreement.

     Assumed Option Exchange Ratio shall have the meaning set forth in
Section 6.3(b) of the Company Disclosure Letter.

     Cash Amount shall have the meaning set forth in Section 6.3(a) of this Agreement.

     Certificates shall have the meaning set forth in Section 2.6(b) of this Agreement.

     Closing shall have the meaning set forth in Section 2.3 of this Agreement.

     Closing Date shall have the meaning set forth in Section 2.3 of this Agreement.

     Code shall mean the Internal Revenue Code of 1986, as amended.

     Commercially Available Software shall mean the following: ready-to-use, pre-packaged Software which is (i) commercially available to the public, and
(ii) not embedded in, otherwise included in, or necessary to provide any of the products or services provided by the Acquired Companies, and (iii) replaceable without material delay for less than $50,000.

     Company 401(k) Plan shall have the meaning set forth in Section 6.4(a) of this Agreement.

     Company Board Recommendation shall have the meaning set forth in Section 1.2(a) of this Agreement.

     Company Common Stock shall have the meaning set forth in the Background section of this Agreement.

     Company Disclosure Letter shall mean the disclosure schedule that has been prepared by the Company and that has been delivered by the Company to Parent on the date of the Agreement.

     Company's Employee Benefit Plans shall have the meaning set forth in
Section 3.15 of this Agreement.

     Company Intangibles shall have the meaning set forth in Section 3.12 (a) of this Agreement.

     Company Options shall have the meaning set forth in Section 3.2(b) of this Agreement.

     Company Real Property shall have the meaning set forth in Section 3.10 of this Agreement.

     Company SEC Documents shall have the meaning set forth in Section 3.5(a) of this Agreement.

     Company's Stock Option Plans shall have the meaning set forth in Section 3.2(b) of this Agreement.

     Company Stockholders' Meeting shall have the meaning set forth in Section 6.1(a) of this Agreement.

     Confidentiality Agreement shall mean the Confidentiality Agreement, dated November 6, 2002, between the Company and Parent.

     Consent shall mean any consent, approval, order or authorization (including any Governmental Authorization) of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

     Continuing Directors shall have the meaning set forth in Section 1.3(a) of this Agreement.

     Continuing Employees shall have the meaning set forth in Section 6.4(a) of this Agreement.

     Contract shall mean any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, instruments, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

     Contract Right shall mean any right, power or remedy of any nature under any Contract, including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party's Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

     DGCL shall have the meaning set forth in Section 1.2(a) of this Agreement.

     Effective Time shall have the meaning set forth in Section 2.3 of this Agreement.

     Employee Benefit Plan shall mean any employee benefit plan as defined in
Section 3(3) of ERISA, and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature; but not including employment Contracts with individual employees.

     Encumbrance shall mean any lien, pledge, easement, Obligation, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, understanding or arrangement imposing restrictions on title or use or other restrictions of any nature whatsoever (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

     Environmental Laws shall mean all applicable Law (including consent decrees, administrative orders and common laws) relating to the public health and safety and protection of the environment, including those governing the use, generation, handling, storage and disposal or cleanup of Hazardous Substances, all as amended.

     ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

     ERISA Affiliate shall mean any business or Entity that is a member of a "controlled group of corporations" under "common control" or an "affiliated service group" with a company or Entity within the meaning of any of Sections 414(b), (c), or (m) of the Code, or that is required to be aggregated with a company or Entity under Section 414(o) of the Code, or that is under "common control" with a company or Entity within the meaning of Section 4001(a)(14) of ERISA.

     Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

     Excluded Laws shall have the meaning set forth in Section 3.25 of this Agreement.

     Exhibits shall have the meaning set forth in Section 9.15(c) of this Agreement.

     Formation Date shall mean April 29, 1998, the date of formation of Caminus LLC.

     Fully Diluted Number of Company Shares shall mean the sum of (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the acceptance of shares of Company Common Stock pursuant to the Offer, plus
(ii) the aggregate number of shares of Company Common Stock issuable upon the exercise of any option, warrant, other right to acquire capital stock of the Company or other security exercisable or convertible for shares of Company Common Stock or other capital stock of the Company outstanding immediately prior to the acceptance of shares of Company Common Stock pursuant to the Offer.

     GAAP shall mean generally accepted accounting principles under current United States accounting rules and regulations, consistently applied throughout the periods covered. In no event shall the consistent application of the historical accounting policies used by the Company have priority over GAAP, regardless of materiality.

     Governmental Authorization shall mean any: (a) Permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

     Governmental Body shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or
(c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, self-regulatory organization, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

     Hazardous Substances shall mean any substance, waste, contaminant, pollutant or material that has been determined by any United States federal government authority, or any state or local government authority having jurisdiction over any Real Property, to be capable of posing a risk of injury or damage to health, safety, property or the environment, including (a) all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as hazardous, dangerous or toxic pursuant to any Law of any state in which any Real Property is located or any United States Law, and (b) asbestos, polychlorinated biphenyls, petroleum, petroleum products and urea formaldehyde, and mold.

     HSR Act shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

     Include and Including shall mean including but not limited to.

     Indemnified Persons shall have the meaning set forth in Section 6.5(a) of this Agreement.

     Insurance Policy shall mean any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker's compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors' and officers' liability, or other insurance policy of any nature.

     Intangible shall mean any name, corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right, technology or other intangible asset of any nature, whether in use, under development or design, or inactive.

     IRS shall have the meaning set forth in Section 3.15 of this Agreement.

     Judgment shall mean any order, writ, injunction, citation, award, decree or other judgment of any nature of any Governmental Body.

     to the knowledge of the Company or similar phrases shall mean that none of the directors or officers of any of the Acquired Companies has any actual knowledge or implied knowledge that the statement made is incorrect. For this purpose, "implied knowledge" means all information that any of the directors or executive officers of any of the Acquired Companies should reasonably be expected to have actual knowledge of in the course of operating and managing the business and affairs of the Acquired Companies.

     Latest Balance Sheet shall have the meaning set forth in Section 3.5(b) of this Agreement.

     Law shall mean any federal, state, local, municipal, foreign or other law, statute, charter, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, guidelines, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq National Market System or NYSE).

     Material Adverse Effect shall mean an event, occurrence, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" if such event, occurrence, violation, inaccuracy, circumstance or other matter (considered alone or together with any other matter or matters) had or would reasonably be expected to have a material adverse effect on (i) the business, condition (financial or otherwise), capitalization, assets, liabilities, operations, revenues, results of operations, cash flows, financial performance or prospects of the Acquired Companies taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent's or Acquisition Sub's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or the Surviving Corporation; provided, however, that in determining whether there has been a Material Adverse Effect, any adverse effects directly resulting from or directly attributable to (A) general economic conditions or general conditions in the industry in which the Acquired Companies do business which conditions do not affect the Company and its Subsidiaries in a materially disproportionate manner, or (B) the public announcement of the transactions contemplated by this Agreement (including, without limitation, loss of customers, cancellation of orders by customers, deferral of purchasing decisions by customers, or other adverse effects on the Acquired Companies' Contracts or business relationships held by the Acquired Companies, or loss of employees or other service providers) shall be disregarded.

     Merger shall have the meaning set forth in the Background section of this Agreement.

     Merger Consideration shall have the meaning set forth in Section 2.5(a)(iii) of this Agreement.

     Minimum Condition shall have the meaning set forth in Section 1.1(b) of this Agreement.

     NASD shall mean the National Association of Securities Dealers, Inc.

     NYSE shall mean the New York Stock Exchange, Inc.

     Obligation shall mean any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

     Offer shall have the meaning set forth in the Background section of this Agreement.

     Offer Closing Date shall have the meaning set forth in Section 7.3 of this Agreement.

     Offer Documents shall have the meaning set forth in Section 1.1(d) of this Agreement.

     Offer Statement shall have the meaning set forth in Section 1.1(d) of this Agreement.

     Option Tender Offer shall have the meaning set forth in Section 6.3(b) of this Agreement.

     Owned Company Intangibles shall have the meaning set forth in Section 3.12(b) of this Agreement.

     Owned Company Software shall have the meaning set forth in Section 3.12(a) of this Agreement.

     Parent 401(k) Plan shall have the meaning set forth in Section 6.4(a) of this Agreement.

     Parent Common Stock shall have the meaning set forth in Section 6.3(b) of this Agreement.

     Parent Employee Benefit Plans shall have the meaning set forth in Section 6.4(a) of this Agreement.

     Parent-Owned Shares shall have the meaning set forth in Section 1.1(b) of this Agreement.

     Paying Agent shall have the meaning set forth in Section 2.6(a) of this Agreement.

     Permit shall mean any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any Governmental Body.

     Permitted Encumbrances shall mean Encumbrances (i) for Taxes, governmental charges, assessments or levies, provided that such Taxes, governmental charges, assessments or levies are not yet due or are being contested in good faith by appropriate proceedings; (ii) deposits, Encumbrances or pledges to secure payments of workmen's compensation, public liability, unemployment and other similar insurance, (iii) mechanics', workmen's materialmen's, repairmen's, warehousemen's, vendors' or carriers' Encumbrances, or other similar Encumbrances arising in the ordinary course of business consistent with past practices and securing sums which are not past due or are being contested in good faith by appropriate proceedings; (iv) purchase money Encumbrances upon any fixed or capital assets; (v) restrictions on transfers of securities imposed by Federal and state securities laws; and (vi) Encumbrances that do not materially detract from the value or interfere with the use by the Acquired Companies of their Assets.

     Person shall mean any individual, Entity or Governmental Body.

     Per Share Amount shall have the meaning set forth in the Background section of this Agreement.

     Pre-Closing Period shall have the meaning set forth in Section 5.1 of this Agreement.

     Proceeding shall mean any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing, audit or other proceeding of any nature (including any civil, criminal, administrative, investigative, or appellate proceeding).

     Proxy Statement shall mean the proxy or information statement of the Company to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

     Real Property shall mean any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

     Representatives shall have the meaning set forth in Section 5.3(a) of this Agreement.

     Required Company Stockholder Vote shall have the meaning set forth in
Section 3.24 of this Agreement.

     Schedule 14D-9 shall have the meaning set forth in Section 1.2(b) of this Agreement.

     SEC shall mean the United States Securities and Exchange Commission.

     Securities Act shall mean the Securities Act of 1933, as amended.

     Sections shall have the meaning set forth in Section 9.15(c) of this Agreement.

     Short Form Merger shall have the meaning set forth in Section 6.1(c) of this Agreement.

     Software shall mean any computer program, operating system, applications system, firmware or software of any nature, including all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

     SOX shall mean the Sarbanes-Oxley Act of 2002.

     Specified Contracts shall have the meaning set forth in Section 3.13 of this Agreement.

     Subsidiary shall mean the following: an entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

     Superior Proposal shall have the meaning set forth in Section 5.3(d) of this Agreement.

     Surviving Corporation shall have the meaning set forth in Section 2.1 of this Agreement.

     Tail Policy shall have the meaning set forth in Section 6.5(b) of this Agreement.

     Takeover Laws shall have the meaning set forth in Section 3.22 of this Agreement.

     Tangible Property shall mean any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

     Tax shall mean (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

     Tax Return shall mean any report, return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including, without limitation, combined, unitary or consolidated returns for any group of entities.

     Tender and Voting Agreement shall have the meaning set forth in the Background section of this Agreement.

     Termination Fee shall have the meaning set forth in Section 8.3(c) of this Agreement.

     Triggering Event. A "Triggering Event" shall be deemed to have occurred if:
(i) the board of directors of the Company shall have failed to recommend that the Company's stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer or vote to adopt the Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation; (ii) the Company shall have failed to include in the Schedule 14D-9 the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Offer and the Merger are in the best interests of the Company's stockholders; (iii) the board of directors of the Company fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the Offer and the Merger are in the best interests of the Company's stockholders, within five business days after Parent requests in writing that such recommendation or determination be reaffirmed; (iv) the board of directors of the Company shall have approved, endorsed, recommended or taken a neutral position with respect to any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement that is entered into in accordance with Section 5.3(a)) ; (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (vii) an Acquisition Proposal is publicly announced, disclosed or commenced or submitted, made or publicly communicated to the Company's board of directors and the Company fails to comply with the requirements of Section 8.3; or (viii) any of the Acquired Companies or any Representative of any of the Acquired Companies shall have breached or taken any action inconsistent with any of the provisions set forth in Section 5.3.

                                    Exhibit B

            List of Persons Entering into Tender and Voting Agreement


               OCM Principal Opportunities Fund, L.P.

               Zak Associates, Inc.

               Brian J. Scanlan and Cynthia Chang, jointly

               Cynthia Chang

               Brian J. Scanlan

               William P. Lyons

               Joseph P. Dwyer

               John A. Andrus

               RIT Capital Partners Plc

               GFI Two LLC

               OW Richards and CMJ Spottiswoode Accumulation and Maintenance Trust Dtd

               Clare M. J. Spottiswoode

                                     ANNEX I

                             CONDITIONS OF THE OFFER

     Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the "Agreement") of which this Annex I is a part. Notwithstanding any other provision of the Offer, Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquisition Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered shares of Company Common Stock, and may amend the Offer consistent with the terms of the Agreement or terminate the Offer and not accept for payment any tendered shares of Company Common Stock, if (i) the Minimum Condition shall not have been satisfied at the time of expiration of the Offer, as it may be extended, or (ii) on any scheduled expiration date any of the following events or circumstances shall occur or exist or shall be reasonably determined by Parent or Acquisition Sub to have occurred or exist:

         (a) any waiting period under any applicable antitrust Law or regulation (including the HSR Act) or other Law shall not have expired or been terminated or any Consent required under any applicable antitrust Law or regulation or other Law shall not have been obtained;

         (b) (i)(x) any representations and warranties of the Company set forth in Section 3.1, 3.2, 3.5(a), 3.5(b), 3.22, 3.23, 3.24, 3.26, 3.27 (first sentence only), 3.28,or 3.29(c) of the Agreement shall not be true and correct in any material respect as of such time (determined without regard to any knowledge or materiality qualifications therein), except to the extent such representations and warranties are qualified by a Material Adverse Effect qualification, in which case they shall not be true and correct in any respect as of such time (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct in any material respect as of such earlier date, determined without regard to any knowledge or materiality qualifications therein, except to the extent such representations and warranties are qualified by Material Adverse Effect, in which case they shall not be true and correct in any respect as of such earlier date), or (y) the representations and warranties of the Company set forth in the Agreement shall not be true and correct (determined without regard to any knowledge qualifications or any materiality or Material Adverse Effect qualifications therein), as of such time (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct as of such earlier date, determined without regard to any knowledge qualifications or any materiality or Material Adverse Effect qualifications therein), except for purposes of this subclause (y), to the extent the failure of such representations or warranties to be true and correct, taken together in their entirety, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) the Company shall not have performed and complied, in all material respects, with each material covenant or agreement contained in the Agreement and required to be performed or complied with by it;

         (c) since the date of the Agreement, there shall have occurred any Material Adverse Effect, or any event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect;

         (d) [Intentionally Left Blank];

         (e) any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Offer or the Merger or any of the other transactions contemplated by the Agreement shall have been issued by any court of competent jurisdiction and remain in effect, or there shall be any Law enacted or deemed applicable by a Governmental Body to the Offer or the Merger or any of the other transactions contemplated by the Agreement that makes consummation of the Offer, the Merger or any of the other transactions contemplated by the Agreement illegal;

         (f) there shall be pending or threatened any Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved or either Parent or the Company shall have received a communication from any Governmental Body in which such Governmental Body indicates the intention of commencing any Proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger or any of the other transactions contemplated by the Agreement; (ii) relating to the Offer or the Merger or any of the other transactions contemplated by the Agreement and seeking to obtain from Parent or any of the Acquired Companies, any damages or other relief that may be material to Parent or the Acquired Companies; (iii) seeking to prohibit or limit in any material respect Parent's or Acquisition Sub's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or the Surviving Corporation; (iv) that could materially and adversely affect the right of Parent or any of the Acquired Companies to own the assets or operate the business of the Acquired Companies; or (v) seeking to compel any of the Acquired Companies, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Offer or the Merger or any of the other transactions contemplated by the Agreement;

         (g) there shall be pending any Proceeding in which, in the reasonable judgment of Parent, there is a reasonable possibility of an outcome that could have a Material Adverse Effect or a material adverse effect on Parent: (i) challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger or any of the other transactions contemplated by the Agreement; (ii) relating to the Offer or the Merger or any of the other transactions contemplated by the Agreement and seeking to obtain from Parent or any of the Acquired Companies, any damages or other relief that may be material to Parent or the Acquired Companies; (iii) seeking to prohibit or limit in any material respect Parent's or Acquisition Sub's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or the Surviving Corporation; (iv) that would materially and adversely affect the right of Parent or any of the Acquired Companies, to own the assets or operate the business of any of the Acquired Companies; or (v) seeking to compel any of the Acquired Companies, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Offer or the Merger or any of the other transactions contemplated by the Agreement.

         (h) there shall have occurred and be continuing: (i) (A) any general suspension of trading in, or limitation on prices for, securities on The Nasdaq Stock Market or NYSE for a period equal to or in excess of 24 hours (excluding any organized halt triggered solely as a result of a specified decrease in a market index or suspensions or limitations resulting solely from physical damage, technological or software breakdowns or malfunctions or interference with such exchange not related to market conditions) or (B) any decline in any of the Dow Jones Industrial Average, the Standard & Poors Index of 500 Industrial Companies, the Nasdaq Composite Index or the Nasdaq Computer and Data Processing Index in excess of 25% measured from the close of business on the date of the Agreement; (ii) a declaration by a

Governmental Body of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) an act of terrorism or a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, which in any case would reasonably be expected to have a Material Adverse Effect or could materially adversely affect Parent's or Acquisition Sub's ability to consummate the Offer or the Merger; (iv) any extraordinary limitation (whether or not mandatory) by any Governmental Body on the extension of credit generally by banks or other financial institutions; or (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans;

         (i) the Agreement shall have been terminated in accordance with its terms;

         (j) a Triggering Event shall have occurred; or

         (k) any Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires or agrees to acquire beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Company;

which in the sole good faith judgment of Parent or Acquisition Sub, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Acquisition Sub other than an action or inaction by Parent or Acquisition Sub constituting a material breach of the Agreement) giving rise to such event or circumstance, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for shares of Company Common Stock.

     The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and (except for the Minimum Condition) may be waived by Parent and Acquisition Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Acquisition Sub. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.